                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                             MCDONALD'S CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         DELAWARE                    6794                    36-2361282
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION    IDENTIFICATION NUMBER)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)           ONE MCDONALD'S PLAZA
                           OAK BROOK, ILLINOIS 60521
                                 (708) 575-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                                 SHELBY YASTROW
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                 AND SECRETARY
                             MCDONALD'S CORPORATION
                              ONE MCDONALD'S PLAZA
                           OAK BROOK, ILLINOIS 60521
                                 (708) 575-6178
                    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
          TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT OF SERVICE)
                                   COPIES TO:
            DONALD G. LUBIN                          ALAN L. BELLER
     SONNENSCHEIN NATH & ROSENTHAL         CLEARY, GOTTLIEB, STEEN & HAMILTON
            8000 SEARS TOWER                       ONE LIBERTY PLAZA
        CHICAGO, ILLINOIS 60606                 NEW YORK, NEW YORK 10006
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: On the Issue Date, as described in the attached Prospectus.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                               ----------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                          PROPOSED        PROPOSED
 TITLE OF EACH CLASS OF     AMOUNT        MAXIMUM          MAXIMUM       AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE     AGGREGATE     REGISTRATION
       REGISTERED        REGISTERED(1)    PER UNIT    OFFERING PRICE(2)     FEE
- ------------------------------------------------------------------------------------
Subordinated Deferrable
 Interest Debentures.... $450,000,000       N/A         $459,000,000      $158,277
- ------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) Represents the maximum aggregate principal amount of Debentures to be issued pursuant to the Exchange Offer, based upon the number of Depositary Shares subject to the Exchange Offer and the principal amount of Debentures issuable in exchange for each such Depositary Share in the Exchange Offer.
(2) Determined pursuant to Rule 457(f)(1) solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices reported as of April 10, 1995 on the New York Stock Exchange
    Composite Tape for the Depositary Shares.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             MCDONALD'S CORPORATION

                             CROSS REFERENCE SHEET

                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)

       FORM S-4 ITEM NUMBER                    LOCATION IN PROSPECTUS
       --------------------                    ----------------------
 1. Forepart of Registration
    Statement and Outside Front
    Cover Page of Prospectus......  Outside Front Cover Page
 2. Inside Front and Outside Back
    Cover Pages of Prospectus.....  Inside Front Cover Page; Table of Contents;
                                    Available Information; Incorporation of
                                    Certain Documents by Reference
 3. Risk Factors, Ratio of
    Earnings to Fixed Charges and   Inside Front Cover Page; Prospectus Summa-
    Other Information.............  ry; Capitalization; Selected Consolidated
                                    Financial Data; Certain Considerations Re-
                                    lating to the Exchange Offer and the Deben-
                                    tures; McDonald's Corporation; Price Range
                                    of Depositary Shares and Dividends
 4. Terms of the Transaction......  Prospectus Summary; Price Range of Deposi-
                                    tary Shares and Dividends; The Exchange Of-
                                    fer; Description of Debentures; Description
                                    of Depositary Shares; Description of Series
                                    E Preferred Stock; Certain United States
                                    Federal Income Tax Considerations; Certain
                                    United States Federal Tax Considerations
                                    for Non-United States Persons
 5. Pro Forma Financial
    Information...................  Capitalization
 6. Material Contacts with the
    Company Being Acquired........  *
 7. Additional Information
    Required for Reoffering by
    Persons and Parties Deemed to
    be Underwriters...............  *
 8. Interests of Named Experts and
    Counsel.......................  Legal Matters; Experts
 9. Disclosure of Commission
    Position on Indemnification
    for Securities Act
    Liabilities...................  *
10. Information with Respect to S-  Incorporation of Certain Documents by Ref-
    3 Registrants.................  erence
11. Incorporation of Certain
    Information by Reference......  Incorporation of Certain Documents by Ref-
                                    erence
12. Information with Respect to S-
    2 or S-3 Registrants..........  *
13. Incorporation of Certain
    Information by Reference......  *
14. Information with Respect to
    Registrants Other than S-3 or
    S-2 Registrants...............  *
15. Information with Respect to S-
    3 Companies...................  *
16. Information with Respect to S-
    2 or S-3 Companies............  *

        FORM S-4 ITEM NUMBER                     LOCATION IN PROSPECTUS
        --------------------                     ----------------------
17. Information with Respect to
    Companies other than S-3 or S-2
    Companies.......................  *
18. Information if Proxies, Consents
    or Authorizations are to be
    Solicited.......................  *
19. Information if Proxies, Consents
    or Authorizations are not to be
    Solicited or in an Exchange       Incorporation of Certain Documents by Ref-
    Offer...........................  erence; The Exchange Offer

- --------
   *Not applicable.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED APRIL 14, 1995

                             MCDONALD'S CORPORATION

                               OFFER TO EXCHANGE

                   QUARTERLY INCOME DEBT SECURITIES (QUIDS*)
          (    % SUBORDINATED DEFERRABLE INTEREST DEBENTURES DUE 2025)
                                      FOR
                       UP TO 18,000,000 DEPOSITARY SHARES
   EACH REPRESENTING 1/2,000 OF A SHARE OF 7.72% CUMULATIVE PREFERRED STOCK,
                                    SERIES E
                                  ----------
 THE EXCHANGE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00
   P.M., NEW YORK CITY TIME, ON        , 1995, UNLESS THE OFFER IS EXTENDED.
                                  ----------
  McDonald's Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with this Prospectus, constitute the "Exchange Offer"), to exchange up to $450,000,000 aggregate principal amount of
debentures designated as its    % Subordinated Deferrable Interest Debentures
due 2025 (the "Debentures") for up to 18,000,000 (the "Amount Sought") of the 20,000,000 outstanding Depositary Shares (the "Depositary Shares"), each representing 1/2,000 of a share of 7.72% Cumulative Preferred Stock, Series E (the "Series E Preferred Stock"), of the Company. The Debentures are offered in minimum denominations of $25 and integral multiples thereof, and the Series E Preferred Stock has a liquidation preference of $25 per Depositary Share. The Exchange Offer will be effected on a basis of $25 principal amount of
Debentures for each Depositary Share validly tendered and accepted for
exchange. Dividends accumulated after            , 1995 will not be paid on
Series E Preferred Stock for which Depositary Shares have been accepted for exchange in the Exchange Offer. In lieu thereof, holders of Debentures will be
entitled to interest from         , 1995 at a rate of 7.72% per annum through
the Expiration Date.
  THE EXCHANGE OFFER IS SUBJECT TO THE CONDITION THAT A MINIMUM OF 4,000,000 DEPOSITARY SHARES SHALL HAVE BEEN TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER. THE EXCHANGE OFFER IS ALSO SUBJECT TO CERTAIN ADDITIONAL CONDITIONS.
  The Company will accept for exchange Depositary Shares validly tendered and not withdrawn up to the Amount Sought prior to 5:00 p.m., New York City time,
on        , 1995, or if extended by the Company, in its sole discretion, the latest date and time to which the Exchange Offer is extended (the "Expiration Date"). The Exchange Offer will expire on the Expiration Date. Tenders of Depositary Shares may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after forty business days after the date of this Prospectus. If the number of Depositary Shares tendered for exchange is greater than the Amount Sought the Depositary Shares tendered will be subject to proration. Depositary Shares not exchanged because of proration will be returned. The Company expressly reserves the right to (i) extend, amend or modify the terms of the Exchange Offer in any manner and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any Depositary Shares if any of the conditions to the Exchange Offer is not satisfied. See "The Exchange Offer--Expiration Date; Extensions; Amendments; Termination" and "--Conditions of the Exchange Offer".
  SEE "CERTAIN CONSIDERATIONS RELATING TO THE EXCHANGE OFFER AND THE
DEBENTURES" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE DEBENTURES, INCLUDING IN THE CASE OF THE DEBENTURES THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT OF INTEREST MAY BE DEFERRED AND CERTAIN RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.
                                  ----------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.
                                                  (Cover continued on next page)
*An application has been filed by Goldman, Sachs & Co. with the United States Patent and Trademark Office for the QUIDS service mark.
                                  ----------
                The Dealer Managers for the Exchange Offer are:

GOLDMAN, SACHS & CO.              MERRILL LYNCH & CO.
MORGAN STANLEY & CO.              SALOMON BROTHERS INC
      INCORPORATED

                                  ----------
                  The date of this Prospectus is        , 1995

  The Debentures will mature on             , 2025 and will bear interest at an
annual rate of   % from the first day following the Expiration Date (the "Issue
Date"). Interest will be payable quarterly in arrears on March 1, June 1,
September 1 and December 1 of each year, commencing       , 1995, provided
that, so long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right, upon prior notice by public announcement given in accordance with New York Stock Exchange, Inc. ("NYSE") rules (or the rules of any other applicable self-regulatory organization) at any time during the term of the Debentures, to extend the interest payment period from time to time for a period not exceeding 20 consecutive quarterly interest payment periods (each, an "Extension Period"). No interest shall be due and payable during an Extension Period, but at the end of each Extension Period the Company shall pay all interest then accrued and unpaid on the Debentures, together with interest thereon, compounded quarterly, at the interest rate on the Debentures. Upon the termination of any Extension Period and the payment of all interest then due, the Company may commence a new Extension Period. After prior notice by public announcement given in accordance with NYSE rules (or the rules of any other applicable self-regulatory organization), the Company also may prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Debentures. The Company has no current intention of exercising its right to extend an interest payment period and believes that such an extension is unlikely. However, should the Company determine to exercise such right in the future, the market price of the Debentures is likely to be adversely affected. See "Certain Considerations Relating to the Exchange Offer and the Debentures" and "Description of Debentures--Interest" and "--Option to Extend Interest Payment Period".

  The Debentures will be redeemable at the option of the Company at any time on or after December 3, 1997 (which is the same date on or after which Depositary Shares are first redeemable at the option of the Company), in whole or in part, at a redemption price of 100% of the principal amount of the Debentures redeemed, plus an amount equal to accrued and unpaid interest to the redemption date. See "Description of Debentures--Redemption".

  The Debentures will be unsecured obligations of the Company and will be subordinate to all existing and future Senior Indebtedness (as defined herein) of the Company, but senior to all preferred stock (the "Preferred Stock") and common stock (the "Common Stock") of the Company. As of December 31, 1994, outstanding Senior Indebtedness of the Company aggregated approximately $3.9 billion. See "Description of Debentures--Subordination".

  For United States federal income tax purposes, the exchange of Depositary Shares for Debentures will, depending upon each particular exchanging holder's facts and circumstances, be treated as either an exchange in which gain or loss is recognized or as a dividend, and the Debentures will be treated as having been issued with original issue discount. For a discussion of these and other United States federal income tax considerations relevant to the Exchange Offer, see "Certain United States Federal Income Tax Considerations" and "Certain United States Federal Tax Considerations for Non-United States Persons".

  The Depositary Shares are listed and traded on the NYSE under the symbol
"MCDPRE". On        , 1995, the last trading day prior to the commencement of
the Exchange Offer, the last reported sale price of the Depositary Shares on
the NYSE Composite Tape was $     per Depositary Share. Holders of Depositary
Shares are urged to obtain current market quotations for the Depositary Shares. To the extent that Depositary Shares are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for untendered Depositary Shares may be adversely affected. However, the Company expects that the Depositary Shares will continue to be listed on the NYSE following the consummation of the Exchange Offer. The Debentures constitute a new issue of securities with no established trading market. While application has been made to list the Debentures on the NYSE, subject to approval and official notice of issuance, there can be no assurance that an active market for the Debentures will develop.

  Goldman, Sachs & Co., Merrill Lynch & Co., Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (the "Dealer Managers") are acting as Dealer Managers for the Exchange Offer. The Dealer Managers have agreed to use their best efforts to solicit the exchange of Depositary Shares pursuant to the Exchange Offer. First Chicago Trust Company of New York (the "Exchange Agent") is acting as Exchange Agent for the Exchange Offer and D.F. King & Co., Inc. (the "Information Agent") is acting as Information Agent in connection with the Exchange Offer.

  Questions and requests for assistance may be directed to the Dealer Managers or the Information Agent, as set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE RESPECTIVE DATES OF WHICH INFORMATION IS GIVEN HEREIN. THE EXCHANGE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS (AS DEFINED BELOW) OF DEPOSITARY SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE EXCHANGE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE EXCHANGE OFFER TO HOLDERS OF DEPOSITARY SHARES IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES LAWS OR BLUE SKY LAWS OF WHICH REQUIRE THE EXCHANGE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE EXCHANGE OFFER IS BEING MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGERS OR ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange and Chicago Stock Exchange.

  The Company has filed with the Commission a Registration Statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Exchange Offer and the Debentures. The Company will file an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") with the Commission under the Exchange Act, which includes certain additional information relating to the Exchange Offer. This Prospectus does not contain all of the information set forth in the Registration Statement and the Schedule 13E-4, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and the Schedule 13E-4.

  A Company franchisee provides food services exclusively to United States government personnel stationed at the United States naval station in Guantanamo Bay, Cuba. This statement is made pursuant to the disclosure requirements of Florida law and is accurate as of the date of this Prospectus. Investors may obtain current information by contacting the Florida Department of Banking and Finance, The Capitol, Tallahassee, Florida 32399-0350, telephone: (904) 488-9805.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 has been filed with the Commission (File No. 1-5231) pursuant to the Exchange Act and is incorporated herein by reference and made a part of this Prospectus. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED ABOVE, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MCDONALD'S INVESTOR RELATIONS SERVICE CENTER, MCDONALD'S CORPORATION, KROC DRIVE, OAK BROOK, ILLINOIS 60521, TELEPHONE: (708) 575-7428. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NOT LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information.....................................................   3
Incorporation of Certain Documents by Reference...........................   4
Prospectus Summary........................................................   5
Certain Considerations Relating to the Exchange Offer and the Debentures..  12
McDonald's Corporation....................................................  14
Capitalization............................................................  15
Selected Consolidated Financial Data......................................  16
Price Range of Depositary Shares and Dividends............................  17
The Exchange Offer........................................................  17
Description of Debentures.................................................  27
Description of Depositary Shares..........................................  32
Description of Series E Preferred Stock...................................  33
Certain United States Federal Income Tax Considerations...................  35
Certain United States Federal Tax Considerations for Non-United States
 Persons..................................................................  39
Legal Matters.............................................................  41
Experts...................................................................  41

                               PROSPECTUS SUMMARY

  The following summary does not purport to be complete and is qualified in its entirety by the detailed information contained elsewhere in this Prospectus or by documents incorporated by reference in this Prospectus.

                                  THE COMPANY

  McDonald's Corporation and its subsidiaries develop, operate, franchise and service a worldwide system of restaurants which prepare, assemble, package and sell a limited menu of value-priced foods. These restaurants are operated by the Company and its subsidiaries or, under the terms of franchise arrangements, by franchisees who are independent third parties, or by affiliates operating under joint venture agreements between the Company or its subsidiaries and local businesspeople.

  The Company's principal executive offices are located at One McDonald's Plaza, Oak Brook, Illinois 60521, telephone: (708) 575-3000.

    SPECIAL CONSIDERATIONS RELATING TO THE EXCHANGE OFFER AND THE DEBENTURES

  In addition to the other information contained in this Prospectus, which should be read carefully, holders should consider the following factors prior to deciding whether or not to tender Depositary Shares in exchange for Debentures in the Exchange Offer:

  . The annual interest rate on the Debentures will be     % as compared with
    the annual dividend rate of 7.72% on the Depositary Shares. See "Comparison of Debentures and Series E Preferred Stock" below.

  . The Debentures will rank senior to the Depositary Shares as to payment in respect thereof and as to the distribution of assets upon liquidation. However, the Debentures will be unsecured obligations of the Company and will be (as the Depositary Shares are) subordinate in right to payment to all existing and future Senior Indebtedness of the Company. In addition, the Debentures will be (as the Depositary Shares are) effectively subordinated to all obligations of the Company's subsidiaries. See "Certain Considerations Relating to the Exchange Offer and the Debentures--Subordination of Debentures".

  . Participation in the Exchange Offer will be a taxable event. The consequences of the Exchange Offer and holding Debentures in lieu of Depositary Shares may vary depending upon the holder's particular facts and circumstances. Accordingly, holders are advised to consult with their own tax advisors for guidance with respect to their particular facts and circumstances. See "Certain Considerations Relating to the Exchange Offer and the Debentures--Exchange as a Taxable Event", "--No Cash Payments During Extension Period to Pay Accrued Tax Liability", "Certain United States Federal Income Tax Considerations" and "Certain United States Federal Tax Considerations for Non-United States Persons".

  . There has not been any public market for the Debentures. While the Company intends to list the Debentures on the NYSE, there can be no assurance that an active market for the Debentures will develop or be sustained in the future on such exchange. See "Certain Considerations Relating to the Exchange Offer and the Debentures--Listing and Trading of Debentures and Depositary Shares".

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The principal purpose of the Exchange Offer is to improve the Company's after-tax cash flow by replacing the Series E Preferred Stock represented by the Depositary Shares with the Debentures. The potential cash flow benefit to the Company arises because interest payable on the Debentures will be deductible by the Company as it accrues for United States federal income tax purposes, while dividends payable on the Series E Preferred Stock are not deductible. See "The Exchange Offer--Purpose of the Exchange Offer".

THE EXCHANGE OFFER; SECURITIES OFFERED

  Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company hereby offers to exchange up to $450,000,000 aggregate principal amount of Debentures for up to 18,000,000 of the 20,000,000 outstanding Depositary Shares, each representing 1/2,000 of a share of Series E Preferred Stock. Exchanges will be effected on a basis of $25 principal amount of Debentures (the minimum permitted denomination) for each Depositary Share validly tendered and accepted for exchange in the Exchange Offer. If the number of Depositary Shares tendered for exchange is greater than the Amount Sought the Depositary Shares tendered will be subject to proration. See "The Exchange Offer--Terms of the Exchange Offer" and "--Proration".

  The Exchange Offer is subject to the condition that a minimum of 4,000,000 Depositary Shares shall have been tendered and not withdrawn prior to the Expiration Date (the "Minimum Condition"). The Exchange Offer is also subject to certain additional conditions. See "--Conditions of the Exchange Offer".

  The Debentures will mature on            , 2025 and will bear interest at an
annual rate of   % from the Issue Date or from the most recent interest payment date to which interest has been paid or duly provided for. Interest will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (which are the same dates as those on which dividends on the Series E
Preferred Stock are payable, as, when and if declared), commencing       ,
1995, provided that, so long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right, upon prior notice by public announcement given in accordance with NYSE rules (or the rules of any other applicable self-regulatory organization) at any time during the term of the Debentures, to extend the interest payment period from time to time for a period not exceeding 20 consecutive quarterly interest payment periods at any one time. As a consequence, quarterly interest payments on the Debentures would be deferred, but would continue to accrue with interest thereon compounded quarterly at the rate of interest on the Debentures. The Company has no current intention of exercising its right to extend any interest payment period and believes that such an extension is unlikely. However, should the Company determine to exercise such right in the future, the market price of the Debentures is likely to be adversely affected. See "Certain Considerations Relating to the Exchange Offer and the Debentures", "Description of Debentures--Interest" and "--Option to Extend Interest Payment Period".

  The Debentures are redeemable at the option of the Company at any time on or after December 3, 1997 (which is the same date on or after which the Series E Preferred Stock is redeemable at the option of the Company), in whole or in part, at a redemption price of 100% of the principal amount of the Debentures redeemed, plus an amount equal to accrued and unpaid interest to the redemption date. The Debentures will not be subject to mandatory redemption, and no sinking fund will be established for the payment of the Debentures. See "Description of Debentures--Redemption".

  Dividends accumulated after            , 1995 will not be paid on Series E
Preferred Stock for which Depositary Shares have been accepted for exchange in the Exchange Offer. In lieu thereof, holders of record of the Debentures will
be entitled to interest at a rate of 7.72% per annum from        , 1995 through
the Expiration Date, payable at the time of the first interest payment on the Debentures. The Debentures will be issued pursuant to an indenture, to be dated
as of        , 1995, between the Company and First Fidelity Bank, National
Association, as trustee. See "Description of Debentures--The Trustee".

EXPIRATION DATE; WITHDRAWALS

  The Company will accept for exchange Depositary Shares, validly tendered and
not withdrawn prior to 5:00 p.m., New York City time, on         , 1995, or if
extended by the Company, in its sole discretion, the latest date and time to which the Exchange Offer is extended. The Exchange Offer will expire on the Expiration Date. Tenders of Depositary Shares pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after forty business days after the date of this Prospectus. See "The Exchange Offer--Withdrawal of Tenders" and "--Expiration Date; Extensions; Amendments; Termination".

EXTENSIONS, AMENDMENTS AND TERMINATION

  The Company expressly reserves the right to (i) extend, amend or modify the terms of the Exchange Offer in any manner and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any Depositary Shares if any of the conditions to the Exchange Offer is not satisfied. See "The Exchange Offer-- Expiration Date; Extensions; Amendments; Termination" and "--Conditions of the Exchange Offer".

PROCEDURES FOR TENDERING

  Each holder of Depositary Shares wishing to accept the Exchange Offer must
(i) properly complete and sign the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) in accordance with the instructions contained herein and therein, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Depositary Shares, together with any other required documents, and deliver the same to First Chicago Trust Company of New York, as Exchange Agent, at either of its addresses set forth in "The Exchange Offer--Exchange Agent and Information Agent" and either (a) cause depositary receipts for the Depositary Shares to be received by the Exchange Agent at such address or (b) cause such Depositary Shares to be transferred pursuant to the procedures for book-entry transfer described herein and a confirmation of such book-entry transfer to be received by the Exchange Agent, in each case prior to the Expiration Date or
(ii) comply with the guaranteed delivery procedures described herein. DEPOSITARY RECEIPTS, LETTERS OF TRANSMITTAL AND OTHER REQUIRED DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND NOT TO THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT. SEE "THE EXCHANGE OFFER--GENERAL" AND "--PROCEDURES FOR TENDERING".

  Holders of Depositary Shares who are not registered holders of, and who seek to tender, such Depositary Shares should (i) obtain a properly completed Letter of Transmittal for such Depositary Shares from the registered holder with signatures guaranteed by an Eligible Institution (as hereinafter defined), or
(ii) obtain and include with the Letter of Transmittal depositary receipts for Depositary Shares properly endorsed for transfer by the registered holder or accompanied by a stock power from the registered holder with signatures on the endorsement or written instrument or instruments of transfer guaranteed by an Eligible Institution or (iii) effect a record transfer of such Depositary Shares and comply with the requirements applicable to registered holders for tendering Depositary Shares prior to the Expiration Date.

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS

  Any beneficial owner whose Depositary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivering its Depositary Shares, either make appropriate arrangements to register ownership of the Depositary Shares in such owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date and, accordingly, may prohibit a transferring beneficial owner from participating in the Exchange Offer. See "The Exchange Offer--Procedures for Tendering--Signature Guarantees".

GUARANTEED DELIVERY PROCEDURES

  If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Depositary Shares to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering--Guaranteed Delivery".

ACCEPTANCE OF DEPOSITARY SHARES AND DELIVERY OF DEBENTURES

  Upon the terms and subject to the conditions of the Exchange Offer, including the reservation by the Company of the right to withdraw or terminate the Exchange Offer and certain other rights, the Company will accept for exchange Depositary Shares up to the Amount Sought that are properly tendered in the Exchange Offer and not withdrawn prior to the Expiration Date. Subject to such terms and conditions, the Debentures issued pursuant to the Exchange Offer will be issued as of the Issue Date and will be delivered as promptly as practicable following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer" and "--Expiration Date; Extensions; Amendments; Termination".

  If proration of tendered Depositary Shares is required, because of the difficulty of determining the aggregate number of Depositary Shares validly tendered and not properly withdrawn (including Depositary Shares tendered by the guaranteed delivery procedures), the Company does not expect that it would be able to announce the final results of such proration until approximately seven business days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Depositary Shares may obtain such preliminary information from the Dealer Managers or Information Agent and may also be able to obtain such information from their brokers. The Company will not issue any Debentures in exchange for any Depositary Shares accepted for exchange pursuant to the Exchange Offer, or return Depositary Shares delivered to the Exchange Agent but not tendered, or return Depositary Shares tendered but not accepted for exchange because of proration, until the final proration factors are known.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The exchange of Depositary Shares for Debentures pursuant to the Exchange Offer will be a taxable event. Depending on each exchanging holder's particular facts and circumstances, the exchange may be treated as (i) a transaction in which gain or loss will be recognized in an amount equal to the difference between the fair market value of the Debentures received in the exchange and the exchanging holder's tax basis in the Depositary Shares surrendered or (ii) a distribution taxable as a dividend in an amount not in excess of the fair market value of the Debentures received by such exchanging holder. If a holder does not own, either directly or indirectly, any Common Stock immediately after the Expiration Date of the Exchange Offer, a holder's exchange of Depositary Shares for Debentures pursuant to the Exchange Offer should be treated as a sale or exchange of such Depositary Shares for United States federal income tax purposes. All holders of the Depositary Shares are advised to consult their own tax advisors regarding the United States federal, state, local and foreign tax consequences of the exchange of the Depositary Shares for the Debentures. See "Certain United States Federal Income Tax Considerations" and "Certain United States Federal Tax Considerations for Non-United States Persons".

  Because the Company has the right to extend any interest payment for a period not exceeding 20 consecutive quarterly interest payment periods, the Debentures will be treated as issued with "original issue discount" for United States federal income tax purposes. In the event an Extension Period occurs, holders of the Debentures would continue under the original issue discount rules to include original issue discount in gross income as it accrues for United States federal income tax purposes. As a result, a holder would include such amounts in gross income without receiving current cash interest payments. A holder that disposes of its Debentures prior to the record date for payment of interest at the end of an Extension Period will not receive cash from the Company related to such interest because such interest will be paid to the holder of record on such record date, regardless of who the holders of record may have been on other dates during the Extension Period. See "Certain United States Federal Income Tax Considerations--Interest and Original Issue Discount on Debentures".

UNTENDERED SHARES

  Holders of Depositary Shares who do not tender their Depositary Shares in the Exchange Offer or whose Depositary Shares are not accepted for exchange will continue to hold such Depositary Shares and will be entitled to all the rights and preferences, and will be subject to all of the limitations, applicable thereto. The Company expects that the Depositary Shares will continue to be listed on the NYSE following the consummation of the Exchange Offer.

EXCHANGE AGENT AND INFORMATION AGENT

  First Chicago Trust Company of New York has been appointed as Exchange Agent in connection with the Exchange Offer. D. F. King & Co., Inc. has been retained by the Company to act as Information Agent for the Exchange Offer. QUESTIONS AND REQUESTS FOR ASSISTANCE, REQUESTS FOR ADDITIONAL COPIES OF THIS PROSPECTUS OR OF THE LETTER OF TRANSMITTAL AND REQUESTS FOR NOTICES OF GUARANTEED DELIVERY SHOULD BE DIRECTED TO D. F. KING & CO., INC. AT (800) 628-8536. The addresses and telephone numbers of the Exchange Agent and Information Agent are set forth in "The Exchange Offer--Exchange Agent and Information Agent".

DEALER MANAGERS

  Goldman, Sachs & Co., Merrill Lynch & Co., Morgan Stanley & Co. Incorporated and Salomon Brothers Inc have been retained as Dealer Managers to solicit exchanges of Depositary Shares for Debentures. Questions with respect to the Exchange Offer may be directed to Goldman, Sachs & Co. at (800) 828-3182.

SOLICITING DEALER FEES AND EXPENSES

  The expenses of soliciting tenders of Depositary Shares will be borne by the Company. Subject to the receipt of a properly completed and duly executed Notice of Solicited Tenders as described herein, the Company will pay to any Soliciting Dealer (as hereinafter defined) a solicitation fee of $0.50 per Depositary Share tendered and accepted for exchange pursuant to the Exchange Offer. See "The Exchange Offer--Dealer Managers and Soliciting Dealers".

COMPARISON OF DEBENTURES AND SERIES E PREFERRED STOCK

  The following is a brief summary comparison of certain of the principal terms of the Debentures and the Series E Preferred Stock represented by the Depositary Shares.

                                    DEBENTURES                SERIES E PREFERRED STOCK
                                    ----------                ------------------------
Interest/Dividend Rate..     % annual interest from and   7.72% annual dividend, payable
                         including the Issue Date (7.72%  quarterly out of funds legally
                         per annum for the period from    available therefor on March 1,
                                 through the Expiration   June 1, September 1 and December
                         Date) payable quarterly in ar-   1 of each year, when, as and if
                         rears on March 1, June 1, Sep-   declared by the Company's Board
                         tember 1 and December 1 of each  of Directors (the "Board of Di-
                         year, commencing       , 1995,   rectors"). All dividends on the
                         subject to the Company's right   Series E Preferred Stock have
                         to extend the interest payment   been paid to date. In the event
                         period from time to time for a   dividends are not paid on a div-
                         period not exceeding 20 consecu- idend payment date in the fu-
                         tive quarterly interest payment  ture, holders would not be enti-
                         periods, as described herein. At tled to receive interest on any the end of each Extension Period dividend arrearages. The Company
                         the Company shall pay to the     may not declare or pay dividends
                         holders all interest then ac-    on the Common Stock or any other
                         crued and unpaid, together with  class of stock ranking junior to
                         interest thereon, compounded     the Series E Preferred Stock un-
                         quarterly at the rate of inter-  less all dividends on the Series
                         est on the Debentures. During    E Preferred Stock have been
                         any Extension Period, the Com-   paid.
                         pany may not declare or pay div-
                         idends on, or redeem, purchase
                         or acquire, any of its capital
                         stock. The Company has no cur-
                         rent intention of exercising its
                         right to extend an interest pay-
                         ment period and believes that
                         such an extension is unlikely.
Maturity; Sinking Fund..     , 2025. There is no manda-   Not applicable. There is no man-
                         tory redemption or sinking fund  datory redemption or sinking
                         for the Debentures.              fund for the Series E Preferred
                                                          Stock.
Optional Redemption..... Redeemable at the option of the  Redeemable at the option of the
                         Company at any time on or after  Company at any time on or after
                         December 3, 1997, in whole or in December 3, 1997, in whole or in
                         part, at a redemption price of   part, at a redemption price
                         100% of the principal amount of  equal to the liquidation prefer-
                         the Debentures redeemed, plus an ence of the Series E Preferred amount equal to accrued and un-  Stock (equal to $25 per Deposi-
                         paid interest to the redemption  tary Share) redeemed, plus an
                         date.                            amount equal to accrued and un-
                                                          paid dividends to the redemption
                                                          date.

                                   DEBENTURES               SERIES E PREFERRED STOCK
                                   ----------               ------------------------
Subordination........... Subordinate to all existing and Subordinate to claims of credi-
                         future Senior Indebtedness of   tors, including holders of the
                         the Company, but senior to all  Company's outstanding debt se-
                         issued and outstanding Pre-     curities and the Debentures, on
                         ferred Stock, including the Se- a parity with all other issued ries E Preferred Stock, and to  and outstanding Preferred Stock the Common Stock. As of Decem-  of the Company, and senior to
                         ber 31, 1994, outstanding Se-   all issued and outstanding Com-
                         nior Indebtedness of the Com-   mon Stock. Effectively subordi-
                         pany aggregated approximately   nate to all obligations of the
                         $3.9 billion. Effectively sub-  Company's subsidiaries.
                         ordinate to all obligations of
                         the Company's subsidiaries.
Voting Rights........... None.                           None, except in certain circum-
                                                         stances.
New York Stock Exchange  Application has been made to
Listing................. list the Debentures on the      The Depositary Shares are
                         NYSE.                           listed on the NYSE under the
                                                         symbol "MCDPRE". The Series E
                                                         Preferred Stock has not been
                                                         and will not be listed on the
                                                         NYSE.
Dividends-Received       Interest paid to corporate      Dividends paid to corporate
Deduction............... holders will not be eligible    holders are eligible for the
                         for the dividends-received de-  dividends-received deduction duction for corporate holders.  for corporate holders. The div-
                                                         idends-received deduction is
                                                         not applicable to individual
                                                         holders.
Minimum Denominations... $25 per Debenture.              $25 per Depositary Share.

    CERTAIN CONSIDERATIONS RELATING TO THE EXCHANGE OFFER AND THE DEBENTURES

  In addition to the other information contained in this Prospectus, the following factors should be carefully considered prior to deciding whether or not to tender Depositary Shares in exchange for Debentures in the Exchange
Offer:

EXCHANGE AS A TAXABLE EVENT

  The exchange of Depositary Shares for Debentures pursuant to the Exchange Offer will be a taxable event for United States federal income tax purposes. Depending on each exchanging holder's particular facts and circumstances, the exchange may be treated as (i) a transaction in which gain or loss will be recognized in an amount equal to the difference between the fair market value of the Debentures received in the exchange and the exchanging holder's tax basis in the Depositary Shares surrendered or (ii) a distribution taxable as a dividend in an amount not in excess of the fair market value of the Debentures received by such exchanging holder. If a holder does not own, either directly or indirectly, any Common Stock immediately after the Expiration Date of the Exchange Offer, a holder's exchange of Depositary Shares for Debentures pursuant to the Exchange Offer should be treated as a sale or exchange of such Depositary Shares for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations" and "Certain United States Federal Tax Considerations for Non-United States Persons". All holders of Depositary Shares are advised to consult their own tax advisors regarding the United States federal, state, local and foreign tax consequences of the exchange of Depositary Shares.

RIGHT OF COMPANY TO DEFER PAYMENT OF INTEREST

  So long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right under the Indenture, upon prior notice by public announcement given in accordance with NYSE rules (or the rules of any other applicable self-regulatory organization) at any time during the term of the Debentures, to extend any interest payment period from time to time for a period not exceeding 20 consecutive quarterly interest payment periods. No interest shall be due and payable during an Extension Period, but on the interest payment date occurring at the end of each Extension Period, the Company shall pay to the holders of record on the record date for such interest payment date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Debentures, together with interest thereon, compounded quarterly at the rate of interest on the Debentures.

  Upon the termination of any Extension Period and the payment of all interest then due, the Company may commence a new Extension Period. After prior notice given by public announcement in accordance with NYSE rules (or the rules of any other applicable self-regulatory organization), the Company may also prepay at any time all or a portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Debentures. See "Description of Debentures--Option to Extend Interest Payment Period".

  The Company has no current intention of exercising its right to extend any interest payment period and believes that such an extension is unlikely.

POTENTIAL MARKET VOLATILITY DURING EXTENSION PERIOD

  As described above, the Company has the right to extend an interest payment period from time to time for a period not exceeding 20 consecutive quarterly interest payment periods. In the event that the Company exercises its right to cause an Extension Period, or in the event the Company thereafter extends an Extension Period or prepays interest accrued during an Extension Period as described above, the market price of the Debentures is likely to be adversely affected. In addition, as a result of such rights, the market price of the Debentures may be more volatile than other debt instruments with original issue discount that do not have such rights. A holder that disposes of its Debentures during an Extension Period, therefore, may not receive the same return on its investment as a holder that continues to hold its Debentures. See "Description of Debentures--Option to Extend Interest Payment Period".

NO CASH PAYMENTS DURING EXTENSION PERIOD TO PAY ACCRUED TAX LIABILITY

  Because the Company has the right to extend any interest payment for a period not exceeding 20 consecutive quarterly interest payment periods, the Debentures will be treated as issued with "original issue discount" for United States federal income tax purposes. In the event an Extension Period occurs, holders of the Debentures would continue under the original issue discount rules to include original issue discount in gross income as it accrues for United States federal income tax purposes. As a result, a holder would include such amounts in gross income without receiving current cash interest payments. A holder that disposes of its Debentures prior to the record date for payment of interest at the end of an Extension Period will not receive cash from the Company related to such interest because such interest will be paid to the holder of record on such record date, regardless of who the holders of record may have been on other dates during the Extension Period. The extent to which such a holder would receive a return on the Debentures for the period it held such Debentures will depend on the market for the Debentures at the time of disposition. See "Certain United States Federal Income Tax Considerations--Interest and Original Issue Discount on Debentures".

SUBORDINATION OF DEBENTURES

  The Debentures will be unsecured obligations of the Company and will be subordinate to all existing and future Senior Indebtedness of the Company. As of December 31, 1994, outstanding Senior Indebtedness of the Company aggregated approximately $3.9 billion. There are no terms of the Debentures or the Indenture (as hereinafter defined) that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Debentures. The Debentures also effectively will be subordinate to all obligations of the Company's subsidiaries. See "Description of Debentures-- Subordination".

LISTING AND TRADING OF DEBENTURES AND DEPOSITARY SHARES

  The Exchange Offer will reduce the number of Depositary Shares that might otherwise trade publicly and will reduce the number of holders of Depositary Shares, which could adversely affect the liquidity and market value of the Depositary Shares not tendered and exchanged in the Exchange Offer. The Company anticipates that there will be a sufficient number of Depositary Shares outstanding and publicly traded following the consummation of the Exchange Offer to ensure a continued trading market in the Depositary Shares. Based on the published guidelines of the NYSE, the Company expects that its acceptance for exchange of the Amount Sought pursuant to the Exchange Offer will not cause the remaining Depositary Shares to be delisted from the NYSE.

  There has not been any public market for the Debentures. While the Company intends to list the Debentures on the NYSE, there can be no assurance that an active market for the Debentures will develop or be sustained in the future on such exchange. Listing will depend upon the satisfaction of the NYSE's listing requirements with respect to the Debentures, including requirements as to the principal amount and distribution of the Debentures. Although the Dealer Managers have indicated to the Company that they intend to make a market in the Debentures as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market making activities at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading for, the Debentures.

                             MCDONALD'S CORPORATION

  McDonald's Corporation and its subsidiaries develop, operate, franchise and service a worldwide system of restaurants which prepare, assemble, package and sell a limited menu of value-priced foods. These restaurants are operated by the Company and its subsidiaries or, under the terms of franchise arrangements, by franchisees who are independent third parties, or by affiliates operating under joint venture agreements between the Company or its subsidiaries and local businesspeople.

  McDonald's restaurants offer a substantially uniform menu consisting of hamburgers and cheeseburgers, including the Big Mac and Quarter Pounder with Cheese sandwiches, the Filet-O-Fish, McGrilled Chicken and McChicken sandwiches, french fries, Chicken McNuggets, salads, shakes, sundaes and cones made with low fat frozen yogurt, pies, cookies and a limited number of soft drinks and other beverages. In addition, the restaurants sell a variety of products during limited promotional time periods. McDonald's restaurants operating in the United States are open during breakfast hours and offer a full breakfast menu including the Egg McMuffin and the Sausage McMuffin with Egg sandwiches, hotcakes and sausage; three varieties of biscuit sandwiches; Apple-Bran muffins; and cereals. McDonald's restaurants in many countries around the world offer many of these same products as well as other products and limited breakfast menus. The Company tests new products on an ongoing basis.

  McDonald's restaurants are located in all fifty of the United States and the District of Columbia, and in many foreign locations, principally Japan, Canada, Germany, England, Australia and France. At December 31, 1994, there were 15,205 restaurants worldwide, of which 9,744 were located in the United States and 5,461 in 78 other countries. An additional 196 restaurants were under construction at December 31, 1994, including 132 outside the United States.

  At December 31, 1994, 69% of McDonald's restaurants were operated by independent franchisees, 20% were operated by the Company and its subsidiaries and 11% were operated by affiliates (entities in which the Company and/or its subsidiaries have an equity interest of 50% or less and in which the remaining equity interest generally is owned by a local resident).

  The Company's principal executive offices are located at One McDonald's Plaza, Oak Brook, Illinois 60521, telephone: (708) 575-3000.

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company and its consolidated subsidiaries as of December 31, 1994 and as adjusted to give effect to the Exchange Offer (assuming that either 50% or 90% of the outstanding Depositary Shares, 10,000,000 and 18,000,000 Depositary Shares, respectively, are exchanged). The financial data as of December 31, 1994 appearing in the "Actual" column of the following table is derived from the Company's audited consolidated financial statements as of and for the year ended December 31, 1994, incorporated by reference herein.

                                                     DECEMBER 31, 1994
                                               -------------------------------
                                                (U.S. DOLLARS IN MILLIONS)
                                                ACTUAL      AS ADJUSTED(3)
                                               ---------  --------------------
                                                          ASSUMING   ASSUMING
                                                             50%        90%
                                                          EXCHANGE   EXCHANGE
                                                          ---------  ---------
Short-term debt(1)--
  Notes payable............................... $ 1,046.9  $ 1,046.9  $ 1,046.9
  Current maturities of long-term debt........     368.3      368.3      368.3
                                               ---------  ---------  ---------
      Total short-term debt...................   1,415.2    1,415.2    1,415.2
Long-term debt(1)--
  Long-term obligations.......................   2,935.4    2,935.4    2,935.4
  Subordinated debentures due 2025............                250.0      450.0
                                               ---------  ---------  ---------
      Total long-term debt....................   2,935.4    3,185.4    3,385.4
                                               ---------  ---------  ---------
      Total debt(2)...........................   4,350.6    4,600.6    4,800.6
Shareholders' equity(1)--
  Preferred stock, no par value
    Authorized 165 million shares; issued 11.2
     million shares...........................     674.2      424.2      224.2
  Common Stock, no par value
    Authorized 1.25 billion shares; issued
     830.3 million shares.....................      92.3       92.3       92.3
  Additional paid-in capital..................     286.0      286.0      286.0
  Guarantee of ESOP Notes(2)..................    (234.4)    (234.4)    (234.4)
  Retained earnings...........................   8,625.9    8,625.9    8,625.9
  Foreign currency translation adjustment.....    (114.9)    (114.9)    (114.9)
                                               ---------  ---------  ---------
                                                 9,329.1    9,079.1    8,879.1
  Common Stock in treasury, at cost; 136.6
   million shares.............................  (2,443.7)  (2,443.7)  (2,443.7)
                                               ---------  ---------  ---------
      Total shareholders' equity..............   6,885.4    6,635.4    6,435.4
                                               ---------  ---------  ---------
Total capitalization.......................... $11,236.0  $11,236.0  $11,236.0
                                               =========  =========  =========

- --------
(1) For additional information concerning debt and Shareholders' equity, see the Company's audited consolidated financial statements and accompanying Financial Comments as of December 31, 1994, as incorporated by reference herein. There has been no material change in the capitalization of the Company and its consolidated subsidiaries since December 31, 1994.
(2) Included in total debt at December 31, 1994 were $159.5 million of 7.5% ESOP Notes Series A, and $83.3 million of 7.2% ESOP Notes Series B (collectively, the "ESOP Notes"), issued by the Leveraged Employee Stock Ownership Plan, with payments through 2004 and 2006, respectively, which are guaranteed by the Company. The Company has agreed to repurchase the ESOP Notes upon the occurrence of certain events. The Company also has guaranteed certain foreign affiliate loans of $66.9 million at December 31, 1994.
(3) Assuming a 50% exchange, the Debentures that will be issued are expected to have an aggregate principal amount of $250 million and are assumed to have an aggregate fair market value of approximately $250 million as of the Issue Date. Assuming a 90% exchange, the Debentures that will be issued are expected to have an aggregate principal amount of $450 million and are assumed to have an aggregate fair market value of approximately $450 million as of the Issue Date. The difference, if any, between the aggregate principal amount and the aggregate fair market value of the Debentures will be classified as debt premium or discount. The difference, if any, between the aggregate fair market value of the Debentures and the aggregate carrying value of the Series E Preferred Stock will be recorded in Additional paid-in capital. To the extent the actual aggregate fair market value of the Debentures at the Issue Date differs from the assumed amount, the debt premium or discount and Additional paid-in capital accounts will change accordingly.

                    SELECTED CONSOLIDATED FINANCIAL DATA(1)

                                           YEARS ENDED DECEMBER 31,
                               -------------------------------------------------
                                 1994      1993      1992      1991      1990
                               --------- --------- --------- --------- ---------
                                (U.S. DOLLARS IN MILLIONS, EXCEPT PER SHARE OF
                                              COMMON STOCK DATA)
Systemwide sales
 (unaudited)(2)..............  $25,987.4 $23,586.9 $21,885.4 $19,928.2 $18,758.9
                               ========= ========= ========= ========= =========
INCOME STATEMENT DATA:
  Sales by Company operated
   restaurants...............  $ 5,792.6 $ 5,157.2 $ 5,102.5 $ 4,908.5 $ 5,018.9
  Revenues from franchised
   restaurants...............    2,528.2   2,250.9   2,030.8   1,786.5   1,620.7
                               --------- --------- --------- --------- ---------
  Total revenues.............    8,320.8   7,408.1   7,133.3   6,695.0   6,639.6
  Income before provision for
   income taxes..............    1,886.6   1,675.7   1,448.1   1,299.4   1,246.3
  Net income.................    1,224.4   1,082.5     958.6     859.6     802.3
                               ========= ========= ========= ========= =========
BALANCE SHEET DATA:
  Shareholders' equity at end
   of
   period....................  $ 6,885.4 $ 6,274.1 $ 5,892.4 $ 4,835.1 $ 4,182.3
  Long-term debt at end of
   period....................    2,935.4   3,489.4   3,176.4   4,267.4   4,428.7
  Total assets at end of
   period....................   13,591.9  12,035.2  11,681.2  11,349.1  10,667.5
                               ========= ========= ========= ========= =========
PER SHARE OF COMMON STOCK:(3)
  Net income.................  $    1.68 $    1.45 $    1.30 $    1.17 $    1.10
  Dividends declared.........       0.23      0.21      0.20      0.18      0.17
  Book value (4).............       9.20      8.12      7.39      6.73      5.82
                               ========= ========= ========= ========= =========
OTHER DATA:
  Ratio of earnings to fixed
   charges(5)................       5.26      4.86      3.96      3.53      3.48
                               ========= ========= ========= ========= =========
  Number of restaurants at
   end of
   period:
    Operated by franchisees..     10,458     9,832     9,237     8,735     8,131
    Operated by the Company..      3,083     2,699     2,551     2,547     2,643
    Operated by affiliates...      1,664     1,462     1,305     1,136     1,029
                               --------- --------- --------- --------- ---------
    Total restaurants........     15,205    13,993    13,093    12,418    11,803
                               ========= ========= ========= ========= =========

- --------
(1) The Income statement data, Balance sheet data and Number of restaurants data should be read in conjunction with the audited consolidated financial statements and accompanying Financial Comments of the Company in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference".
(2) Systemwide sales represent sales by all Company-operated, franchised and affiliated restaurants.
(3) Per share of Common Stock data has been restated to reflect a two-for-one Common Stock split which was effected in the form of a stock dividend distributed on June 24, 1994, to common shareholders of record on June 7, 1994.
(4) Book value represents total Shareholders' equity excluding Preferred Stock and the portion of the guarantee of ESOP Notes related to Preferred Stock.
(5) The ratios of earnings to fixed charges shown above have been computed on a total enterprise basis. Earnings represent income before provision for income taxes and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and discount or premium relating to any indebtedness, and such portion of rental charges (after reduction for related sublease income) considered to be representative of the interest component in the particular case.

                 PRICE RANGE OF DEPOSITARY SHARES AND DIVIDENDS

  The Depositary Shares are listed and traded on the NYSE under the symbol "MCDPRE". The following table sets forth the high and low closing sales prices of the Depositary Shares on the NYSE Composite Tape and the cash dividends per Depositary Share paid in the fiscal quarters indicated.

                                                               CASH DIVIDENDS
                                               HIGH   LOW   PER DEPOSITARY SHARE
                                              ------ ------ --------------------
1992: 4th Quarter (from December 23, 1992)... 25 5/8 25 1/4       $     0
1993: 1st Quarter............................ 26 5/8 25 1/2        0.4717
   2nd Quarter............................... 27     26            0.4825
   3rd Quarter............................... 27 1/4 26            0.4825
   4th Quarter............................... 27 7/8 26 3/8        0.4825
1994: 1st Quarter............................ 27 1/2 25 3/8        0.4825
   2nd Quarter............................... 26 1/8 24 5/8        0.4825
   3rd Quarter............................... 25 7/8 24 5/8        0.4825
   4th Quarter............................... 24 5/8 22 7/8        0.4825
1995: 1st Quarter............................ 25 5/8 24 1/4        0.4825
   2nd Quarter (through April 13, 1995)...... 25 5/8 25 1/4

  On April 13, 1995, the last full NYSE trading day prior to the initial filing of the Registration Statement, the last reported sales price of the Depositary Shares on the NYSE Composite Tape was $25 1/2 per Depositary Share. On
            , 1995, the last full NYSE trading day prior to the commencement of the Exchange Offer, the last reported sale price of the Depositary Shares on
the NYSE Composite Tape was $      per Depositary Share. There can be no
assurance as to the prices at which the Depositary Shares may trade following the Exchange Offer. The exchange of Depositary Shares pursuant to the Exchange Offer will reduce the number of Depositary Shares that might otherwise trade publicly and the number of holders of Depositary Shares and, depending on the number of Depositary Shares exchanged, could adversely affect the liquidity and market value of the remaining Depositary Shares held by the public. HOLDERS OF DEPOSITARY SHARES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE DEPOSITARY SHARES.

                               THE EXCHANGE OFFER

GENERAL

  Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to tender their Depositary Shares thereunder. Neither the Board of Directors nor the Company makes any recommendation to Holders as to whether to tender or refrain from tendering Depositary Shares pursuant to the Exchange Offer. Holders of the Depositary Shares are urged to consult their financial and tax advisors in making their own decisions on what action to take in light of their own particular circumstances.

  Unless the context requires otherwise, the term "Holder" with respect to the Exchange Offer means (i) any person in whose name any Depositary Shares are registered on the books of the Company, (ii) any other person who has obtained a properly completed stock power from the registered holder or (iii) any person whose Depositary Shares are held of record by The Depository Trust Company ("DTC") who desires to deliver such Depositary Shares by book-entry transfer at DTC.

PURPOSE OF THE EXCHANGE OFFER

  The principal purpose of the Exchange Offer is to improve the Company's after-tax cash flow by replacing the Series E Preferred Stock represented by the Depositary Shares with the Debentures. The potential cash flow benefit to the Company arises because interest payable on the Debentures (whether paid currently or deferred under the terms of the Debentures) will be deductible by the Company as it accrues for United States federal income tax purposes, while dividends payable on the Series E Preferred Stock are not deductible.

  The Series E Preferred Stock represented by the Depositary Shares exchanged pursuant to the Exchange Offer will be retired. The Company will take all actions necessary to restore such retired Preferred Stock to the status of authorized but unissued Preferred Stock which may thereafter be reissued.

  Except as described herein, the Company has no present plans or intentions to make acquisitions of or offers for the Depositary Shares or the Series E Preferred Stock. The Company will continue to monitor the market for the Depositary Shares outstanding after the expiration of the Exchange Offer and reserves the right, in its sole discretion, subject to applicable law, to acquire and to make offers for Depositary Shares subsequent to the Expiration Date for cash or in exchange for other securities, by optional redemption of the Series E Preferred Stock or otherwise. The terms of any such acquisitions or offers may differ from the terms of the Exchange Offer. Such acquisitions or offers, if any, may depend upon, among other things, the market price of the Depositary Shares, and general economic and market conditions.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will exchange up to $450,000,000 aggregate principal amount of Debentures for Depositary Shares up to the Amount Sought. The Debentures are offered in minimum denominations of $25 and integral multiples thereof, and the Series E Preferred Stock has a liquidation preference of $25 per Depositary Share. The Exchange Offer will be effected on a basis of $25 principal amount of Debentures for each Depositary Share validly tendered and accepted for exchange. Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will accept Depositary Shares validly tendered and not withdrawn as promptly as practicable after the Expiration Date unless the Exchange Offer has been withdrawn or terminated. The Company will not accept Depositary Shares for exchange prior to the Expiration Date.

  The Exchange Offer is subject to the Minimum Condition, which requires that a minimum of 4,000,000 Depositary Shares be tendered to the Company pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. The Exchange Offer is subject to certain additional conditions. See "--Conditions of the Exchange Offer".

  The Company expressly reserves the right, in its sole discretion, to delay acceptance for exchange of Depositary Shares tendered under the Exchange Offer or the exchange of the Debentures for the Depositary Shares accepted for exchange (subject to Rules 13e-4 and 14e-1 under the Exchange Act, which require that the Company consummate the Exchange Offer or return the Depositary Shares deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of the Exchange Offer), or to withdraw or terminate the Exchange Offer and not accept any Depositary Shares at any time in the event that the Minimum Condition or any of the other conditions described under "--Conditions of the Exchange Offer" are not satisfied. In all cases, except to the extent waived by the Company, delivery of Debentures in exchange for the Depositary Shares accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Depositary Shares (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal (or an Agent's Message in connection with a book-entry transfer) and any other documents required thereby.

  As of the date of this Prospectus, there were 20,000,000 Depositary Shares outstanding. The 18,000,000 Depositary Shares that the Company is offering to exchange for the Debentures represent 90% of the Depositary Shares that are outstanding. This Prospectus, together with the Letter of Transmittal, is being
sent to all registered Holders as of        , 1995.

  The Company shall be deemed to have accepted validly tendered Depositary Shares (or defectively tendered Depositary Shares with respect to which the Company has waived such defect) when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Debentures from the Company and remitting such Debentures to tendering Holders. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Debentures in exchange for Depositary Shares will be made as promptly as practicable after the Expiration Date.

  Holders of Depositary Shares will not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  Holders who tender Depositary Shares in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Depositary Shares pursuant to the Exchange Offer. See "--Fees and Expenses; Transfer Taxes".

PRORATION

  Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, if the Amount Sought or fewer Depositary Shares have been validly tendered and not withdrawn on or prior to the Expiration Date, the Company will exchange Debentures for all such Depositary Shares. If more Depositary Shares than the Amount Sought have been validly tendered and not withdrawn on or prior to the Expiration Date, the Company will exchange Debentures for Depositary Shares from each tendering Holder on a pro rata basis, subject to adjustment to avoid the exchange of fractional Depositary Shares.

  If proration of tendered Depositary Shares is required, because of the difficulty in determining the aggregate number of Depositary Shares validly tendered and not properly withdrawn (including Depositary Shares tendered by the guaranteed delivery procedures described in "--Procedures for Tendering"), the Company does not expect that it would be able to announce the final results of such proration until approximately seven business days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Depositary Shares may obtain such preliminary information from the Dealer Managers or the Information Agent and may also be able to obtain such information from their brokers. The Company will not issue any Debentures in exchange for any Depositary Shares accepted for exchange pursuant to the Exchange Offer, or return Depositary Shares delivered to the Exchange Agent but not tendered, or return Depositary Shares tendered but not accepted for exchange because of proration until the final proration factors are known.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

  The Exchange Offer will expire on the Expiration Date. The term "Expiration
Date" shall mean 5:00 p.m., New York City time, on        , 1995, unless the
Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  The Company reserves the right to extend the Exchange Offer in its sole discretion at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Depositary Shares previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer.

  The Company expressly reserves the right to (i) amend or modify the terms of the Exchange Offer in any manner and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any Depositary Shares if any of the conditions to the Exchange Offer is not satisfied. If the Company makes a material change in the terms of the Exchange Offer (including an increase or decrease in the consideration offered or the number of Depositary Shares sought in the Exchange Offer) or if it waives a material condition of the Exchange Offer, the Company will extend the Exchange Offer. The minimum period for which the Exchange Offer will be extended following a material change or waiver, other than a change in the number of Depositary Shares sought for exchange, will depend upon the facts and circumstances, including the relative materiality of the change or waiver. With respect to a change in the number of Depositary Shares sought, the offer will be extended for a minimum of ten business days (within the meaning of Regulation 14E under the Exchange Act) following public announcement of such change. Any withdrawal or termination of the Exchange Offer will be followed as promptly as practicable by public announcement thereof. In the event the Company withdraws or terminates the Exchange Offer, it will give immediate notice to the Exchange Agent, and all Depositary Shares theretofore tendered pursuant to the Exchange Offer will be returned promptly to the tendering Holders thereof. See "--Withdrawal of Tenders".

ACCUMULATED DIVIDENDS AND INTEREST ON DEBENTURES

  The Debentures will bear interest at an annual rate of   % from and including
the Issue Date or from the most recent interest payment date to which interest
has been paid or duly provided for. Dividends accumulated after            ,
1995 will not be paid on Series E Preferred Stock for which Depositary Shares have been accepted for exchange in the Exchange Offer. In lieu thereof, holders of Debentures will be entitled to interest at a rate of 7.72% per annum (equal to the indicated dividend rate on the Series E Preferred Stock) from and
including        , 1995 through the Expiration Date, payable at the time of the first interest payment on the Debentures. See "Description of Debentures-- Interest".

PROCEDURES FOR TENDERING

  The tender of Depositary Shares by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  Each Holder of Depositary Shares wishing to accept the Exchange Offer must
(i) properly complete and sign the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) in accordance with the instructions contained herein and therein, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Depositary Shares, together with any other required documents, and deliver the same to the Exchange Agent, at either of its addresses set forth in "--Exchange Agent and Information Agent" and either (a) cause depositary receipts for the Depositary Shares to be received by the Exchange Agent at such address or (b) cause such Depositary Shares to be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer to be received by the Exchange Agent, in each case prior to the Expiration Date or (ii) comply with the guaranteed delivery procedures described below.

  Each Holder that delivers depositary receipts evidencing Depositary Shares to the Exchange Agent will receive Debentures in certificate form if accepted for exchange by the Company in the Exchange Offer. Similarly, each Holder that transfers Depositary Shares pursuant to the procedures for book-entry transfer to the Exchange Agent will receive Debentures in book-entry form if accepted for exchange by the Company in the Exchange Offer.

  LETTERS OF TRANSMITTAL, DEPOSITARY RECEIPTS FOR THE DEPOSITARY SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND NOT TO THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT. THE METHOD OF DELIVERY OF DEPOSITARY RECEIPTS FOR THE DEPOSITARY SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE

AGENT IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER AND, EXCEPT AS OTHERWISE PROVIDED HEREIN, THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SENT BY MAIL, IT IS RECOMMENDED THAT THE HOLDERS USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

  Holders of Depositary Shares who are not registered Holders of, and who seek to tender, Depositary Shares should (i) obtain a properly completed Letter of Transmittal for such Depositary Shares from the registered Holder with signatures guaranteed by an Eligible Institution (as hereinafter defined), or
(ii) obtain and include with the Letter of Transmittal depositary receipts for Depositary Shares properly endorsed for transfer by the registered Holder or accompanied by a stock power from the registered Holder with signatures on the endorsement or written instrument or instruments of transfer guaranteed by an Eligible Institution or (iii) effect a record transfer of such Depositary Shares and comply with the requirements applicable to registered Holders for tendering Depositary Shares prior to the Expiration Date. Any Depositary Shares properly tendered prior to the Expiration Date accompanied by a properly completed Letter of Transmittal for such Depositary Shares will be transferred of record by the registrar either prior to or as of the Expiration Date at the discretion of the Company. The registrar has no obligation to transfer, and the Company has no obligation to cause the registrar to transfer, any Depositary Shares from the name of the registered Holder thereof if the Company does not accept for exchange any of the Depositary Shares so tendered.

  If a Holder desires to tender Depositary Shares but is unable to locate the depositary receipts evidencing such shares to be tendered, such Holder should write to or telephone First Chicago Trust Company of New York, as Depositary (the "Depositary") under the Deposit Agreement (the "Deposit Agreement") among the Company, the Depositary and the holders from time to time of depositary receipts evidencing the Depositary Shares, 525 Washington Boulevard, Jersey City, New Jersey 07310, telephone (201) 222-4707, about procedures for obtaining replacement depositary receipts evidencing Depositary Shares and arranging for indemnification.

  Signature Guarantees. If tendered Depositary Shares are registered in the name of the signer of the Letter of Transmittal and the Debentures to be issued in exchange therefor are to be issued (and any untendered Depositary Shares are to be reissued) in the name of the registered Holder (which term, for the purposes described herein, shall include any participant in DTC whose name appears on a security listing as the owner of Depositary Shares), the signature of such signer need not be guaranteed. If the tendered Depositary Shares are registered in the name of someone other than the signer of the Letter of Transmittal, such tendered Depositary Shares must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered Holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or The New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Debentures and/or Depositary Shares not exchanged are to be issued in the name of a person other than the registered Holder or delivered to an address other than that of the registered Holder appearing on the register for the Depositary Shares, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. Any beneficial owner whose Depositary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Depositary Shares should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivering its Depositary Shares, either make appropriate arrangements to register ownership of the Depositary Shares in such owner's name or obtain a properly completed stock power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

  Book-Entry Transfer. The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Depositary Shares at DTC for the purpose of facilitating the Exchange Offer and, subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Depositary Shares by causing DTC to transfer such Depositary Shares into the Exchange Agent's account with respect to the Depositary Shares in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for such book-entry transfers. However, the exchange for the Depositary Shares so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Depositary Shares into the Exchange Agent's account, and timely receipt by the Exchange Agent at either of its addresses set forth on the back cover of this Prospectus of a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as such term is defined below) and any other documents required by the Letter of Transmittal. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

  The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from a participant tendering Depositary Shares that is the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

  Guaranteed Delivery. If a Holder desires to accept the Exchange Offer and time will not permit such Holder's Letter of Transmittal, Depositary Shares or other required documents to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, prior to the Expiration Date, a letter, a telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering Holder, the name(s) in which the Depositary Shares are registered and, if the Depositary Shares are held in depositary receipt form, the depositary receipt number of the Depositary Shares to be tendered, and stating that the tender is being made thereby and guaranteeing that within five NYSE trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Depositary Shares in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (and any other required documents), or a confirmation of book-entry transfer of such Depositary Shares into the Exchange Agent's account at DTC in accordance with DTC's ATOP procedures (together with an Agent's Message and all other required documents), will be delivered by such Eligible Institution. Unless the Depositary Shares being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents) or a confirmation of book-entry transfer of such Depositary Shares into the Exchange Agent's account at DTC in accordance with DTC's ATOP procedures (together with an Agent's Message and all other required documents) is received, the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent and the Information Agent.

  Miscellaneous. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Depositary Shares will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in the tender of any Depositary Shares, and the Company's interpretation of the terms and conditions of the Exchange Offer (including the Instructions in the Letter of Transmittal) will be final and binding. None of the Company, the Exchange Agent, the Dealer Managers, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Tenders of Depositary Shares involving any irregularities will be deemed not to have been made until such irregularities have been cured or waived. Depositary Shares received by the Exchange Agent that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holder (or in the case of Depositary Shares tendered by book-entry transfer into the Exchange Agent's account at DTC, such Depositary Shares will be credited to an account maintained at DTC designated by the participant therein who so delivered such Depositary Shares), unless otherwise requested by the Holder in the Letter of Transmittal, as promptly as practicable after the Expiration Date or the withdrawal or termination of the Exchange Offer.

LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

  The party tendering Depositary Shares for exchange (the "Transferor") exchanges, assigns and transfers the Depositary Shares to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Depositary Shares to be assigned, transferred and exchanged. The Transferor specifically authorizes the Exchange Agent to withdraw under the Deposit Agreement the Series E Preferred Stock underlying any tendered Depositary Shares, and to tender such underlying Series E Preferred Stock in the Exchange Offer. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Depositary Shares and the underlying Series E Preferred Stock and to acquire Debentures issuable upon the exchange of such tendered Depositary Shares, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Depositary Shares and the Series E Preferred Stock underlying the tendered Depositary Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Depositary Shares or transfer ownership of such Depositary Shares on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

WITHDRAWAL OF TENDERS

  Tenders of Depositary Shares pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after 40 business days after the date of this Prospectus.

  To be effective, a written notice of withdrawal delivered by mail, hand delivery or facsimile transmission must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal. The method of notification is at the risk and election of the Holder. Any such notice of withdrawal must specify (i) the Holder named in the Letter of Transmittal as having tendered Depositary Shares to be withdrawn, (ii) if the Depositary Shares are held in depositary receipt form, the depositary receipt numbers of the Depositary Shares to be withdrawn, (iii) that such Holder is withdrawing his election to have such Depositary Shares exchanged, and (iv) the name of the registered Holder of such Depositary Shares, and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Depositary Shares being withdrawn. The Exchange Agent will return the properly withdrawn Depositary Shares promptly following receipt of notice of withdrawal. If Depositary Shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Depositary Shares and otherwise comply with DTC's procedures. All questions as to the validity of notice of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Withdrawals of tenders of Depositary Shares may not be rescinded and any Depositary Shares withdrawn will thereafter be deemed not to be validly tendered for purposes of the Exchange Offer. Properly withdrawn Depositary Shares, however, may be retendered by following the procedures therefor described elsewhere herein at any time prior to the Expiration Date. See "-- Procedures for Tendering".

CONDITIONS OF THE EXCHANGE OFFER

  The Exchange Offer is subject to the satisfaction of certain conditions. Notwithstanding any other provision of the Exchange Offer or any extension of the Exchange Offer, the Company will not be required to accept Depositary Shares or to issue Debentures in exchange therefor pursuant to the Exchange Offer if, prior to the Issue Date, a change or event occurs that is likely to affect the Exchange Offer adversely, including, but not limited to, the following:

    (i) there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental agency or instrumentality directly or indirectly relating to the Exchange Offer;

    (ii) there shall have occurred any development in any pending action or proceeding which would or might (a) prohibit, restrict or delay consummation of the Exchange Offer or (b) impair the contemplated benefits of the Exchange Offer;

    (iii) there shall have occurred and be continuing any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or interdealer quotation system;

    (iv) any statute, rule or regulation shall have been proposed or enacted, or any action shall have been taken by any governmental authority, which would or might (a) prohibit, restrict or delay consummation of the Exchange Offer or (b) impair the contemplated benefits of the Exchange Offer to the Company; or

    (v) there shall have occurred any change, or development involving a prospective change, which has had or may have an adverse effect on the Exchange Offer, or may change the contemplated benefits of the Exchange Offer to the Company or to holders of Depositary Shares or Debentures.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions, or may be waived by the Company, in whole or in part at any time and from time to time, in its sole discretion. The failure by the Company, at any time, to exercise its rights with respect to any of these conditions will not be deemed a waiver of any such conditions. Any determination by the Company concerning the events set forth under this caption will be final and binding upon all parties.

  The Company expressly reserves the right to terminate or amend the Exchange Offer if any of the foregoing conditions is not satisfied on the Issue Date. See "--Exchange Date; Extension; Amendment; Termination".

EXCHANGE AGENT AND INFORMATION AGENT

  First Chicago Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Deliveries to the Exchange Agent should be as follows:

                By Mail:                     By Hand or Overnight Courier:
     (registered or certified mail                   Suite 4680-McD
              recommended)                     14 Wall Street, 8th Floor
  P. O. Box 2564, Mail Suite 4660-McD           New York, New York 10005
   Jersey City, New Jersey 07303-2565

                           By Facsimile Transmission:
                       (For Eligible Institutions Only):
                               (201) 222-4720 or
                                 (201) 222-4721

                         Confirm Receipt by Telephone:
                                 (201) 222-4707

  D. F. King & Co., Inc. has been retained as Information Agent. Questions and requests for assistance regarding the Exchange Offer, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for the Notice of Guaranteed Delivery may be directed to the Information Agent at 77 Water Street, New York, New York 10005, telephone (800) 628-8536 or (212) 269-5550 (collect). The Information Agent may contact holders of Depositary Shares by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee holders to forward materials relating to the Exchange Offer to beneficial owners.

  The Company will pay the Exchange Agent and Information Agent reasonable and customary fees for their services and will reimburse them for all their reasonable out-of-pocket expenses in connection therewith. The Company has agreed to indemnify the Exchange Agent and the Information Agent against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Exchange Offer. Neither the Information Agent nor the Exchange Agent has been retained to make solicitations or recommendations in connection with the Exchange Offer.

DEALER MANAGERS AND SOLICITING DEALERS

  Goldman, Sachs & Co., Merrill Lynch & Co., Morgan Stanley & Co. Incorporated and Salomon Brothers Inc will act as Dealer Managers for the Company in connection with the Exchange Offer. The Company has agreed to pay the Dealer Managers, upon acceptance for exchange of Depositary Shares pursuant to the Exchange Offer, a fee of $0.125 per Depositary Share exchanged in the Exchange Offer. The Dealer Managers will also be reimbursed by the Company for their reasonable out-of-pocket expenses, including attorneys' fees, and will be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection with the Exchange Offer. The Dealer Managers have rendered, are currently rendering and are expected to continue to render, various investment banking and other advisory services to the Company. The Dealer Managers have received, and will continue to receive, customary compensation from the Company for such services.

  The Company will pay a solicitation fee of $0.50 per Depositary Share for any Depositary Shares tendered, accepted for exchange and exchanged pursuant to the Exchange Offer and covered by a Letter of Transmittal which designates, as having solicited and obtained the tender, the name of (i) any broker or dealer in securities, including each Dealer Manager in its capacity as a broker or dealer, who is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer"). No such fee shall be payable to a Soliciting Dealer in respect of Depositary Shares registered in the name of such Soliciting Dealer unless such Depositary Shares are held by such Soliciting Dealer as nominee and such Depositary Shares are being tendered for the benefit of one or more beneficial owners identified on the Letter of Transmittal or on the Notice of Solicited Tenders (included in the materials provided to brokers and dealers). No such fee shall be payable to a Soliciting Dealer with respect to the tender of Depositary Shares by a Holder unless the Letter of Transmittal accompanying such tender designates such Soliciting Dealer as such in the box captioned "Solicited Tenders" or the Notice of Solicited Tenders accompanying such tender designates such Soliciting Dealer. No such fee shall be payable to the Soliciting Dealer with respect to the tender of Depositary Shares by the Holder of record, for the benefit of the beneficial owner, unless the beneficial owner has designated such Soliciting Dealer. No such fee shall be payable to a Soliciting Dealer unless the Soliciting Dealer returns a Notice of Solicited Tenders to the Exchange Agent within five NYSE trading days after the Expiration Date. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer any portion of such fee to a tendering Holder (other than itself). No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Exchange Agent, the Information Agent or the Dealer Managers for purposes of the Exchange Offer.

  Other than as described above, the Company will not pay any solicitation fees to any broker, dealer, bank, trust company or other person for any Depositary Shares exchanged in connection with the Exchange Offer. The Company will reimburse such persons for customary handling and mailing expenses incurred in connection with the Exchange Offer.

FEES AND EXPENSES; TRANSFER TAXES

  The expenses of soliciting tenders of the Depositary Shares will be borne by the Company. For compensation to be paid to the Dealer Managers and Soliciting Dealers see "--Dealer Managers and Soliciting Dealers". The total cash expenditures to be incurred by the Company in connection with the Exchange Offer, other than fees payable to the Dealer Managers and Soliciting Dealers, but including the expenses of the Dealer Managers, a debt structuring fee paid to Goldman, Sachs & Co., printing, accounting and legal fees, and the fees and expenses of the Exchange Agent, the Information Agent and the Trustee under the Indenture, are estimated to be approximately $800,000.

  Holders of the Depositary Shares accepted in the Exchange Offer will not be required to pay transfer taxes for exchanges pursuant to the Exchange Offer that do not constitute a transfer, but are responsible for paying any transfer taxes in connection with exchanges constituting a transfer. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE COMPANY'S SECURITIES

  The Company has been advised by its directors and executive officers that no directors or executive officers of the Company own any Depositary Shares. Based upon the Company's records and upon information provided to the Company by its directors and executive officers, neither the Company nor, to the Company's knowledge, any of its associates, subsidiaries, directors, executive officers or any associate of any such director or executive officer has engaged in any transactions involving Depositary Shares during the 40 business days preceding the date hereof. Except as described herein, neither the Company nor, to the Company's knowledge, any of its directors or executive officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Exchange Offer with any other person with respect to any securities of the Company.

                           DESCRIPTION OF DEBENTURES

GENERAL

  The Debentures constitute debt securities to be issued under an Indenture (the "Indenture"), to be dated as of the Issue Date, between the Company and First Fidelity Bank, National Association, as trustee (the "Trustee"). The following statements with respect to the Debentures are summaries and are subject to the detailed provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the Indenture, a copy of the form of which has been filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Debentures and the Indenture, including the definitions therein of certain terms capitalized and not otherwise defined in this Prospectus. Wherever references are made to particular provisions of the Indenture or terms defined therein, such provisions or definitions are incorporated by reference as part of the statements made and such statements are qualified in their entirety by such references.

  The Debentures will be unsecured, subordinated obligations of the Company, will be limited in aggregate principal amount to the aggregate principal amount
of Debentures issued in the Exchange Offer and will mature on            ,
2025. The Debentures will be issued in fully registered form, without coupons, and will be available, in minimum denominations of $25 and any integral multiples of $25 in excess thereof.

  The Indenture does not contain any provisions that would limit the ability of the Company to incur additional indebtedness or that would afford holders of the Debentures protection in the event of a highly leveraged or similar transaction involving the Company.

INTEREST

  The Debentures will bear interest at an annual rate of   % from the Issue
Date or from the most recent interest payment date to which interest has been paid or duly provided for. In addition, holders of record of the Debentures
will be entitled to interest at a rate of 7.72% per annum from         , 1995
through the Expiration Date, in lieu of dividends accumulating after
  , 1995 on the Series E Preferred Stock for which Depositary Shares have been accepted for exchange, payable at the time of the first interest payment on the Debentures. Interest will be payable quarterly in arrears on March 1, June 1,
September 1 and December 1 of each year commencing       , 1995, provided that
so long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right, upon prior notice by public announcement given in accordance with NYSE rules (or the rules of any other applicable self-regulatory organization) at any time during the term of the Debentures, to extend the interest payment period from time to time for a period not exceeding 20 consecutive quarterly interest payment periods. Interest will continue to accrue on the Debentures during an Extension Period and will compound quarterly, at the rate of interest on the Debentures, to the extent permitted by applicable law. See "--Option to Extend Interest Payment Period". Interest payable on any Debenture that is punctually paid or duly provided for on any Interest Payment Date shall be paid to the person in whose name such Debenture is registered at the close of business on the February 15, May 15, August 15 or November 15, respectively, preceding such Interest Payment Date (each, a "Record Date"). Interest will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full calendar month, on the basis of the actual number of days elapsed in such period. (Section 310 of the Indenture.) If any date on which interest is payable on the Debentures is not a Business Day, the payment of interest due on such date may be made on the next succeeding Business Day (and without any interest or other payment in respect of such delay). A

"Business Day" shall mean any day other than a day on which banking institutions in the City of New York or in Philadelphia, Pennsylvania are authorized or required by law to close.

  Payments in respect of the Debentures will be made at the office or agency of the Company maintained for that purpose in the City of New York (which, unless changed, shall be a corporate trust office or agency of the Trustee). However, at the option of the Company, payments of interest on the Debentures may be made by checks mailed by the Trustee to the holders entitled thereto at their registered addresses. Interest payable on any Debenture that is not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the person in whose name such Debenture is registered on the relevant Record Date, and such defaulted interest will instead be payable to the person in whose name such Debenture is registered on the special record date or other specified date determined in accordance with the Indenture; provided, however, that interest shall not be considered payable by the Company on any Interest Payment Date falling within an Extension Period unless the Company has elected to make a full or partial payment of interest accrued on the Debentures on such Interest Payment Date. (Section 307 of the Indenture.)

  In the event the Company fails at any time to make any payment of interest or principal on the Debentures when due (after giving effect to any grace period for payment thereof as described in "--Events of Default, Notice and Certain Rights on Default") or the Company exercises its option to extend the interest payment period for an Extension Period as described in "--Option to Extend Interest Payment Period", the Company will not, until all defaulted interest on the Debentures and all interest accrued on the Debentures during an Extension Period and all principal then due and payable on the Debentures shall have been paid in full, (i) declare, set aside or pay any dividend or distribution on any capital stock of the Company (except for dividends or distributions in shares of its capital stock or in rights to acquire shares of its capital stock), or
(ii) repurchase, redeem or otherwise acquire any shares of its capital stock (except by conversion into or exchange for shares of its capital stock and except for a redemption, purchase or other acquisition of shares of its capital stock made for the purpose of any employee incentive plan or benefit plan of the Company or any of its affiliates). (Section 1010 of the Indenture.)

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  So long as the Company shall not be in default in the payment of interest on the Debentures, the Company shall have the right, upon prior notice by public announcement given in accordance with NYSE rules (or the rules of any other applicable self-regulatory organization) at any time during the term of the Debentures, prior to an Interest Payment Date as provided below, to extend the interest payment period from time to time to another Interest Payment Date by one or more quarterly periods, not to exceed 20 consecutive quarterly interest payment periods from the last Interest Payment Date to which interest was paid in full. No interest shall be due and payable during an Extension Period, but on the Interest Payment Date occurring at the end of each Extension Period the Company shall pay to the holders of record on the Record Date for such Interest Payment Date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Debentures, together with interest thereon. Interest will continue to accrue on the Debentures during an Extension Period and will compound quarterly, at the rate specified for the Debentures, to the extent permitted by applicable law. Prior to the termination of any Extension Period, the Company may pay all or any portion of the interest accrued on the Debentures on any Interest Payment Date to holders of record on the Record Date for such Interest Payment Date or from time to time further extend the interest payment period, provided that any such Extension Period together with all such previous and further extensions thereof may not exceed 20 quarterly interest payment periods. If the Company shall elect to pay all of the interest accrued on the Debentures on an Interest Payment Date during an Extension Period, such Extension Period shall automatically terminate on such Interest Payment Date. Upon the termination of any Extension Period and the payment of all amounts of interest then due, the Company may commence a new Extension Period, subject to the above requirements. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Debentures. The Company believes that the extension of a quarterly interest payment period on the Debentures is unlikely.

  The Company has no current intention of exercising its right to defer any interest payment period. However, in the event the Company determines to extend an interest payment period, or in the event the Company thereafter extends an Extension Period or prepays interest accrued during an Extension Period as described above, the market price of the Debentures is likely to be adversely affected. In addition, as a result of such rights, the market price of the Debentures may be more volatile than other debt instruments with original issue discount that do not have such rights. A holder that disposes of its Debentures during an Extension Period, therefore, may not receive the same return on its investment as a holder that continues to hold its Debentures.

  The Company shall cause the Trustee to give holders of the Debentures prior notice, by public announcement given in accordance with NYSE rules (or the rules of any other applicable self-regulatory organization) and by mail to all such holders, of (i) the Company's election to initiate an Extension Period and the duration thereof, (ii) the Company's election to extend any Extension Period beyond the Interest Payment Date on which such Extension Period is then scheduled to terminate, and the duration of such extension, and (iii) the Company's election to make a full or partial payment of interest accrued on the Debentures on any Interest Payment Date during any Extension Period and the amount of such payment. In no event shall such notice be given less than five Business Days prior to the February 15, May 15, August 15 or November 15 next preceding the applicable Interest Payment Date.

SUBORDINATION

  The Indenture provides that, unless otherwise provided in a supplemental indenture, the Debentures will be subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding as of the date of the Indenture or thereafter incurred. (Section 1201 of the Indenture.)

  No payment of principal of (including redemption payments), or interest on, the Debentures may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Indebtedness has been accelerated because of a default. (Section 1202 of the Indenture.) Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of the Debentures are entitled to receive or retain any payment. (Section 1203 of the Indenture.) The rights of the holders of the Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Debentures are paid in full. (Section 1204 of the Indenture.)

  The term "Senior Indebtedness" of the Company means the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed: (i) all indebtedness or obligations of the Company evidenced by notes, debentures, bonds or other securities or financial instruments; (ii) all indebtedness or obligations of others of the kinds described in the preceding clause (i) assumed by or guaranteed in any manner by the Company, including through an agreement to purchase, contingent or otherwise; and (iii) all renewals, extensions or refundings of indebtedness or obligations of the kinds described in either of the preceding clauses (i) or
(ii); unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Debentures; provided, however, that Senior

Indebtedness shall not include amounts owed to trade creditors in the ordinary course of business. (Section 101 of the Indenture.)

  The Debentures will be effectively subordinated to all obligations of the Company's subsidiaries.

  On December 31, 1994 approximately $3.9 billion of Senior Indebtedness was outstanding. There is no restriction under the Indenture on the creation of additional indebtedness, including Senior Indebtedness, by the Company, including indebtedness owed by the Company to subsidiaries.

REDEMPTION

  The Debentures will not be subject to any mandatory redemption, sinking fund or other obligation of the Company to amortize, redeem or retire the Debentures, and will not be redeemable prior to December 3, 1997. On and after such date, the Company has the option to redeem the Debentures in whole or in part, at a redemption price of 100% of the principal amount of the Debentures redeemed plus an amount equal to accrued and unpaid interest to the redemption date.

  If less than all the outstanding Debentures are to be redeemed, the Trustee, not more than 60 days prior to the redemption date, will select those Debentures to be redeemed by lot. (Section 1104 of the Indenture.)

  After the redemption date, interest will cease to accrue on the Debentures called for redemption and all rights of the holders of such Debentures will terminate, except the right to receive the redemption price.

VOTING RIGHTS

  The holders of the Debentures will have no voting rights as such.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE BY THE COMPANY

  The Indenture provides that the Company shall not consolidate with or merge into any other Person (other than an affiliate) or convey, transfer or lease all or substantially all of its properties and assets to any Person (other than an affiliate) as an entirety, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless: (i) in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by supplemental indenture, all the obligations of the Company under the Debentures and the Indenture; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and (iii) certain other conditions are met. In the event a successor assumes the obligations of the Company, such successor shall succeed to and be substituted for the Company under the Indenture and under the Debentures and all obligations of the Company thereunder shall terminate. (Article 8 of the Indenture.)

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

  The Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, either the Trustee or the holders of 25% in principal amount of the Debentures then outstanding may, by written notice to the Company (and to the Trustee, if notice is given by such holders of Debentures), declare the principal of all the Debentures to be due and payable. (Section 502 of the Indenture.)

  Events of Default are defined in the Indenture as being: default for thirty days in payment of any interest installment when due; default for ten days in payment of principal, at maturity or on redemption or otherwise, on the Debentures when due; default for sixty days after notice to the Company by the Trustee, or to the Company and the Trustee by the holders of at least 25% in principal amount of the Debentures then outstanding, in the performance of any other covenant or warranty in the Indenture; and certain events of bankruptcy, insolvency or reorganization of the Company. (Section 501 of the Indenture.)

  The Indenture provides that the Trustee shall, within ninety days after the occurrence of a default with respect to the Debentures, give to the holders of the Debentures notice of such uncured default known to it; provided that, except in the case of default in payment on the Debentures the Trustee may withhold the notice if and so long as the board of directors of the Trustee, a specified committee thereof, or a Responsible Officer (as defined in the Indenture) in good faith determines that withholding such notice is in the interests of the holders. (Section 602 of the Indenture.)

  The Indenture provides that the holders of a majority in principal amount of the Debentures then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any law or the Indenture and the Trustee may take any other action not inconsistent with such direction. (Section 512 of the Indenture.) The right of any holder of Debentures to institute any proceeding for any remedy under the Indenture (except the right to enforce payment of the principal of and interest on its Debentures when due) is subject to certain conditions precedent, including a request to the Trustee by the holders of not less than 25% in principal amount of Debentures then outstanding to take action, and an offer to the Trustee of reasonable indemnification against liabilities incurred by it in so doing (Sections 507 and 508 of the Indenture.)

  The Indenture includes a covenant that the Company will file annually with the Trustee a certificate as to the Company's compliance with all conditions and covenants of the Indenture. (Section 1004 of the Indenture.)

  The holders of a majority in principal amount of the Debentures then outstanding by notice to the Trustee may waive, on behalf of the holders of all the Debentures, any past default and its consequences except a default in the payment of the principal of or interest on any of the Debentures. (Section 513 of the Indenture.)

AGREED TAX TREATMENT

  The Debentures provide that each holder of a Debenture, each person that acquires a beneficial ownership interest in a Debenture and the Company agree that for United States federal, state and local tax purposes that such Debenture constitutes and will be treated as indebtedness.

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debentures in order (i) to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company by such successor to the Company;
(ii) to add to the covenants of the Company or surrender any right or power of the Company; (iii) to add additional Events of Default; or (iv) to cure any ambiguity, to correct or supplement any inconsistent provisions in the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided that such action shall not adversely affect the interests of the holders of the Debentures. (Section 901 of the Indenture.)

  The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in principal amount of the Debentures then outstanding, to enter into supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders, except that no such supplemental indenture may, without the consent of each holder, (i) change the date for payment of the principal of, or any installment of interest on, any Debenture or reduce the principal amount thereof or the rate of interest thereon or change the place of payment where, or the coin or currency in which, any Debenture or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the date for payment thereof or modify the provisions of the Indenture with respect to the subordination of the Debentures in a manner adverse to the holders; (ii) reduce the percentage in principal amount of the Debentures outstanding, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver provided for in the Indenture; or (iii) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions. (Section 902 of the Indenture.)

GOVERNING LAW

  The Indenture and the Debentures are governed by the internal laws of the State of Illinois.

THE TRUSTEE

  First Fidelity Bank, National Association is the Trustee under the Indenture. First Fidelity Bank, National Association, is also Trustee under that certain Indenture dated as of March 1, 1987 relating to certain Senior Indebtedness of the Company.

                        DESCRIPTION OF DEPOSITARY SHARES

  Each Depositary Share represents ownership of 1/2,000 of a share of the Series E Preferred Stock. The shares of Series E Preferred Stock represented by the Depositary Shares are on deposit with First Chicago Trust Company of New York, as Depositary, under the Deposit Agreement. The depositary receipts issued pursuant to the Deposit Agreement evidence the Depositary Shares. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled, in proportion to the 1/2,000 of a share of the Series E Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Series E Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights). Since each share of Series E Preferred Stock is entitled to one vote on matters on which the Series E Preferred Stock is entitled to vote, each Depositary Share, in effect, is entitled to 1/2,000 of a vote, rather than one full vote, per Depositary Share on such matters.

  In addition to acting as Depositary and as Exchange Agent for the Exchange Offer, First Chicago Trust Company of New York is also the transfer agent and registrar for the Depositary Shares, the Series E Preferred Stock, certain other series of Preferred Stock, and the Common Stock. The Company and certain subsidiaries of the Company maintain deposits and conduct other banking transactions with affiliates of First Chicago Trust Company of New York in the ordinary course of business.

                    DESCRIPTION OF SERIES E PREFERRED STOCK

  The description of certain provisions of the Series E Preferred Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations, Preferences and Rights relating to the Series E Preferred Stock.

GENERAL

  The Series E Preferred Stock ranks as to payment of dividends and distribution of assets on a parity with the Company's Series B ESOP Convertible Preferred Stock, Series C ESOP Convertible Preferred Stock and Series D Preferred Stock (which are the only series of Preferred Stock currently outstanding) and prior to the Common Stock. If shares of the Company's Series A Junior Participating Preferred Stock (the "Junior Preferred") are issued, the Series E Preferred Stock will rank prior to the Junior Preferred as to the payment of dividends and on a parity with the Junior Preferred as to distribution of assets.

DIVIDENDS

  Holders of shares of Series E Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of any funds legally available for that purpose, cumulative cash dividends on the liquidation preference per share of the Series E Preferred Stock at an annual rate of 7.72% (equivalent to $1.93 per Depositary Share). Dividends on the Series E Preferred Stock are payable quarterly on the first day of March, June, September and December in each year. Each such dividend is payable to holders of record as they appear in the stock records of the Company at the close of business on such record dates, not exceeding 60 days preceding the payment dates thereof, as fixed by the Board of Directors. Dividends accrue from the date of original issuance. Accrued dividends bear no interest. The amount of dividends payable for any period greater than or less than a full dividend period are computed on the basis of twelve 30-day months and a 360-day year.

  No dividend will be declared or paid on the shares of any series of Preferred Stock ranking on a parity with the Series E Preferred Stock as to payment of dividends unless at the same time a dividend in like proportion (whether full or pro rata) to the respectively designated dividend amounts is declared or paid on the shares of Series E Preferred Stock. The holders of the Series E Preferred Stock are entitled to receive dividends before any dividends are declared and paid or set apart for payment upon the Common Stock or the Junior Preferred. The Company shall not declare and pay any dividend on the Common Stock or on any other class of stock ranking junior to the Series E Preferred Stock (collectively, "the Junior Stock") unless all accrued and unpaid dividends with respect to the Series E Preferred Stock and any other series of Preferred Stock having cumulative dividend rights at the time such dividends are payable have been paid, provided, however, that the foregoing restriction shall not prohibit the Company from paying dividends on Junior Stock in shares of Junior Stock.

LIQUIDATION PREFERENCE

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series E Preferred Stock will be entitled to receive, out of assets of the Company available for distribution to stockholders, $50,000 per share of Series E Preferred Stock (equivalent to $25 per Depositary Share), plus an amount equal to accrued and unpaid dividends for the then current dividend period and all dividend periods prior thereto.

  Holders of the Series E Preferred Stock (if any shares thereof are then issued and outstanding) are entitled to payment of the above liquidation price, out of the available assets of the Company, in preference to the holders of Junior Stock upon liquidation, dissolution or winding up. The holders of the Common Stock will be entitled to receive, ratably, assets of the Company available for payment to stockholders remaining after payment in full of the preferential amounts on the Series E Preferred Stock. The Company's Restated Certificate of Incorporation provides that the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Company or a consolidation or merger of the Company with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of the Company.

REDEMPTION

  The Series E Preferred Stock is not redeemable prior to December 3, 1997. The Series E Preferred Stock will be redeemable at the option of the Company in whole or in part, at any time on and after December 3, 1997, upon not less than 30 nor more than 90 days' notice, for cash at a redemption price per share of Series E Preferred Stock of $50,000 (equivalent to $25 per Depositary Share), plus an amount equal to accrued and unpaid dividends to the redemption date. There is no restriction on the Company's ability to redeem or repurchase shares of the Series E Preferred Stock when dividends on the Series E Preferred Stock are in arrears.

VOTING RIGHTS

  The Series E Preferred Stock has no voting rights except as set forth below or as otherwise provided by law.

  The holders of the outstanding shares of the Series E Preferred Stock, voting together as a class with the holders of any other series of Preferred Stock entitled to receive cumulative preferred dividends, are entitled to elect two directors to the Board of Directors (the authorized number of directors not to be increased for this purpose) in the event that dividends payable on the Series E Preferred Stock or any such other series of Preferred Stock are in arrears and unpaid in an amount equal to or exceeding the amount payable on such series of Preferred Stock for six quarterly dividend periods, whether or not consecutive. Any such right to elect members of the Board of Directors shall continue until all unpaid dividends upon all such series of Preferred Stock shall have been paid in full. Upon payment in full of all unpaid dividends upon all such series of Preferred Stock, the aforesaid voting rights shall terminate (subject to re-vesting in the event of a subsequent arrearage) and the term of office of the two directors elected pursuant to such voting rights shall terminate.

  The Company's Restated Certificate of Incorporation provides that, without the vote or consent of the holders of at least a majority of the then outstanding shares of Preferred Stock (including the Series E Preferred Stock), irrespective of series, the Company may not: (i) adopt any amendment to the Company's Restated Certificate of Incorporation or take any other action which in any material respect adversely affects any preference, power, special right, or other term of the Preferred Stock (including the Series E Preferred Stock) or the holders thereof, (ii) create or issue any class of stock entitled to any preference over the Preferred Stock (including the Series E Preferred Stock) as to the payment of dividends or the distribution of capital assets, (iii) increase the aggregate number of shares constituting the authorized Preferred Stock, or (iv) create or issue any other class of stock entitled to any preference on a parity with the Preferred Stock as to the payment of dividends or the distribution of capital assets.

  Under current provisions of the Delaware General Corporation Law, the holders of issued and outstanding Preferred Stock (including the Series E Preferred Stock) are entitled to vote as a class upon a proposed amendment to the Company's Restated Certificate of Incorporation (whether or not entitled to vote thereon by the Company's Restated Certificate of Incorporation), with the consent of a majority of said class being required to increase or decrease the aggregate number of authorized shares of Preferred Stock, increase or decrease the par value of Preferred Stock, or alter or change the powers, preferences or special rights of the Preferred Stock as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of Preferred Stock (including the Series E Preferred Stock) so as to affect the holders of such series adversely, but would not so affect the holders of all series of outstanding Preferred Stock, then only the shares of the series so affected by the amendment would be considered a separate class for the purpose of determining who is entitled to vote on the proposed amendment.

  Voting rights of the holders of Preferred Stock and Common Stock are non-cumulative. On any item in which the holders of the Series E Preferred Stock are entitled to vote, such holders shall be entitled to one vote for each share of Series E Preferred Stock held.

CONVERSION

  The Series E Preferred Stock is not convertible into shares of any other class or series of capital stock (or any other security) of the Company.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general summary of the material United States federal income tax considerations relevant to an exchange of Depositary Shares for Debentures and the ownership and disposition of Debentures by persons acquiring Debentures pursuant to the Exchange Offer. To the extent it relates to matters of law or legal conclusions, this summary constitutes the opinion of Sonnenschein Nath & Rosenthal, special tax counsel to the Company. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including Proposed Regulations and Temporary Regulations) promulgated thereunder, Internal Revenue Service ("IRS") rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary is applicable only to holders who are United States persons for United States federal income tax purposes and who hold Depositary Shares as a capital asset and who will hold Debentures as capital assets. For a discussion of certain material United States federal income and estate tax considerations that may be relevant to non-United States persons, see "Certain United States Federal Tax Considerations for Non-United States Persons".

  This summary does not discuss all the tax consequences that may be relevant to a particular holder in light of the holder's particular circumstances and it is not intended to be applicable in all respects to all categories of investors, some of whom--such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold Depositary Shares or the Debentures received in the exchange as a position in a "straddle", as part of a "synthetic security", "hedge", "conversion transaction" or other integrated investment or persons whose functional currency is other than United States dollars--may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a holder's decision to exchange Depositary Shares for Debentures pursuant to the Exchange Offer.

  ALL HOLDERS OF DEPOSITARY SHARES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OF DEPOSITARY SHARES FOR DEBENTURES AND OF THE OWNERSHIP AND DISPOSITION OF DEBENTURES RECEIVED IN THE EXCHANGE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

EXCHANGE OF DEPOSITARY SHARES FOR DEBENTURES

  Characterization of the Exchange. An exchange of Depositary Shares for Debentures pursuant to the Exchange Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a particular exchanging holder may vary depending upon the holder's particular circumstances. If a holder does not own, either directly or indirectly under the attribution rules described below, any Common Stock immediately after the Expiration Date of the Exchange Offer, a holder's exchange of Depositary Shares for Debentures pursuant to the Exchange Offer should be treated as a sale or exchange of such Depositary Shares for United States federal income tax purposes. See "Section 302 Tests" and "Attribution" below.

  Under Section 302 of the Code, a holder's exchange of Depositary Shares for Debentures pursuant to the Exchange Offer will be treated as a "sale or exchange" of such Depositary Shares for United States federal income tax purposes (rather than as a distribution by the Company with respect to the Depositary Shares held by the exchanging holder) if the holder can satisfy either (i) the "complete redemption" test or (ii) the "not essentially equivalent to a dividend" test (each test as described below under "Section 302 Tests").

  If either of the above tests is satisfied, and the exchange of the Depositary Shares for Debentures is therefore treated as a "sale or exchange" of such Depositary Shares for United States federal income tax purposes, the exchanging holder will recognize gain or loss equal to the difference between the fair market value of the Debentures received by the holder pursuant to the Exchange Offer and the holder's tax basis in the Depositary Shares surrendered pursuant to the Exchange Offer. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Depositary Shares have been held for more than one year. The exchanging holder's tax basis in the Debentures received in the exchange will equal the fair market value of such Debentures at the time of the exchange and the holding period for such Debentures will begin on the day after the day on which the Debentures are acquired by such holder.

  If neither of the above tests is satisfied, the holder would be treated as having received a dividend to the extent the distribution of the Debentures is treated as made from the Company's earnings and profits for United States federal income tax purposes. Such amount would be includible in gross income as an ordinary item in its entirety (without reduction for the tax basis of the Depositary Shares exchanged pursuant to the Exchange Offer), no loss would be recognized, and the holder's basis in the Depositary Shares exchanged pursuant to the Exchange Offer would be added to such holder's basis in its remaining Depositary Shares or other stock that it owns in the Company, if any. To the extent the fair market value of the Debentures received by the holder pursuant to the Exchange Offer exceeds the amount of the dividend computed above, such holder's basis will be reduced by the amount of such excess. Any amounts in excess of such basis will be treated as capital gain. The holding period for the Debentures will begin on the day after the day on which the Debentures are acquired by the exchanging holder.

  Section 302 Tests. The receipt of Debentures by an exchanging holder will be a "complete redemption" if immediately after the Expiration Date of the Exchange Offer either (i) the holder does not own, actually or constructively, any Depositary Shares or other stock of the Company or (ii) the holder (a) does not actually own any Depositary Shares or other stock of the Company, (b) constructively owns Depositary Shares or other stock of the Company only by reason of the family attribution rules of Section 318(a)(1) of the Code and (c) waives such constructive ownership by complying with the procedures described in Section 302(c) of the Code.

  The receipt of Debentures by an exchanging holder will be "not essentially equivalent to a dividend" if the holder's exchange of Depositary Shares for Debentures pursuant to the Exchange Offer results in a "meaningful reduction" in the holder's interest in the Company. The exchange of Depositary Shares for Debentures by a holder that does not own, either directly or indirectly under the attribution rules, any Common Stock immediately after the Expiration Date of the Exchange Offer should qualify as "not essentially equivalent to a dividend" regardless of proration in the Exchange Offer. Also, a holder who owns only a small amount of Common Stock would probably satisfy the "not essentially equivalent to a dividend" test notwithstanding proration in the Exchange Offer. Holders of Depositary Shares expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

  Attribution. In determining whether either of the tests under Section 302 of the Code is satisfied, a holder must take into account not only the Depositary Shares and other stock of the Company which are actually owned by the holder, but also Depositary Shares and other stock of the Company which are constructively owned by the holder under Section 318 of the Code. Under Section 318 of the Code, a holder may constructively own Depositary Shares and other stock of the Company actually owned, and in some cases constructively owned, by certain related individuals or entities, and Depositary Shares and other stock of the Company which the holder has the right to acquire by exercise of an option or by conversion. Contemporaneous dispositions or acquisitions of Depositary Shares by a holder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the tests under Section 302 of the Code has been satisfied.

  Each holder should be aware that because proration may occur in the Exchange Offer, even if all the Depositary Shares actually and constructively owned by a holder are tendered pursuant to the Exchange Offer, fewer than all of such Depositary Shares may be purchased by the Company. Thus, proration may affect whether a holder's exchange of Depositary Shares for Debentures pursuant to the Exchange Offer will meet any of the tests under Section 302 of the Code.

  Corporate Holder Dividend Treatment. To the extent the distribution is taxable as a dividend to a corporate holder, (i) it will be eligible for a dividends-received deduction (subject to the minimum holding period requirements under Section 246(c) of the Code and other applicable limitations) and (ii) it will be subject to the "extraordinary dividend" provisions of the Code which, if applicable, would require a corporate shareholder to reduce its tax basis (and possibly recognize gain) in any stock of the Company held by it by the nontaxed portion of any such dividend.

INTEREST AND ORIGINAL ISSUE DISCOUNT ON DEBENTURES

  The following discussion addresses only the tax treatment of holders of Debentures that acquired the Debentures pursuant to the Exchange Offer and thus does not address the tax treatment of holders of the Debentures that purchase the Debentures in the secondary market. In accordance with Sections 1271 through 1275 of the Code and the final Treasury Regulations promulgated thereunder (the "OID Regulations"), a debt instrument bears original issue discount ("OID") if its "stated redemption price at maturity" exceeds its "issue price" by more than a de minimis amount. The issue price of the Debentures will be their fair market value at the time of the exchange. The stated redemption price at maturity of a debt instrument generally includes all amounts payable other than "qualified stated interest" (i.e., payments that are unconditionally required to be paid at least annually at a single fixed rate over the term of the instrument). Because the Company has the right to elect to extend any interest payment for a period not exceeding 20 consecutive quarterly interest payment periods, none of the payments of stated interest on the Debentures will constitute qualified stated interest. Thus, the Debentures will have OID in an amount equal to the excess of all payments required to be made under the Debentures over their issue price. A holder will be required to include OID in income on a current basis, based on a constant yield method and in accordance with the detailed requirements of the OID Regulations, regardless of such holder's regular method of accounting. As a result, during any period in which the Company has elected to extend the interest payment period a holder will be required to include OID in income but will not receive a corresponding cash distribution. A holder will not recognize any income upon the receipt of a payment of stated interest on a Debenture; instead, a holder's basis in the Debentures will be increased by the amount of OID includible in income and reduced by all payments made on the Debentures.

  Because the fair market value of the Debentures on the date of the exchange may not equal their principal amount, the yield on the Debentures may differ from the stated interest rate on the Debentures. To the extent the yield on the Debentures exceeds the stated interest rate, the amount of OID includible in income for a holder of Debentures in each quarter would exceed the cash amount of the interest payment for that quarter. The Company will provide each non-corporate holder of the Debentures with reports of the amount of OID includible in income on Form 1099 OID. The calculations of OID income accruals on the Debentures will also be available to the public in IRS Publication 1212.

  Under the OID Regulations, in computing the yield to maturity of an instrument the issuer is deemed to elect to exercise any unconditional option available to it under the instrument if doing so will minimize the yield on the instrument. If the issuer does not exercise such an option, then, solely for purposes of determining the accrual of OID, the yield and maturity of the instrument are redetermined by treating the instrument as reissued for an amount equal to its adjusted issue price. Based on current market prices and the advice of the lead Dealer-Manager, the Company expects the issue price of the Debentures to exceed their stated principal amount. If such expectation proves to be correct, the Company intends to assume, solely for purposes of calculating OID on the Debentures, that the Company will exercise its right to redeem the Debentures in 1997. If the Company does not in fact elect to redeem the Debentures in 1997, the OID Regulations would require that OID be recomputed, in accordance with that changed fact. In addition, if, contrary to the Company's expectation, the issue price of the Debentures is less than their stated principal amount, the calculation of OID would differ from that described above. The aggregate amount of OID on the Debentures would be higher and the timing of inclusions of such OID may be affected by the unconditional option rule. The results of the Company's determinations will be reflected in the information provided to non-corporate holders on Form 1099 OID.

  A portion of the stated interest paid on the Debentures on the first Interest Payment Date will be attributable to the period preceding the Issue Date. No portion of such interest payable on such Interest Payment Date will be eligible for the dividends-received deduction.

SALE OR REDEMPTION OF DEBENTURES

  Generally, a sale or redemption of Debentures will result in taxable gain or loss equal to the difference between the amount realized and the holder's tax basis in the Debentures. Such gain or loss will be long-term capital gain or loss if the Debentures are held for more than one year.

BACKUP WITHHOLDING

  A holder of Depositary Shares or Debentures may be subject to backup withholding at a rate of 31% with respect to dividends or interest (including
OID) on, or the proceeds of a sale, exchange, or redemption of such Depositary Shares or Debentures as the case may be, unless (i) such holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable backup withholding rules.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES PERSONS

  The following is a general summary of the material United States federal income and estate tax considerations relevant to the exchange of Depositary Shares for Debentures by non-United States persons and the ownership and disposition by non-United States persons acquiring Debentures pursuant to the Exchange Offer. To the extent it relates to matters of law or legal conclusions this summary constitutes the opinion of Sonnenschein Nath & Rosenthal, special tax counsel to the Company. This summary is based on the Code, Treasury Regulations (including Proposed Regulations and Temporary Regulations) promulgated thereunder, IRS rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not discuss all the tax consequences that may be relevant to a particular holder that is a non-United States person in light of the holder's particular circumstances and it is not intended to be applicable in all respects to all categories of non-United States persons, some of whom--such as foreign governments and certain international organizations--may be subject to special rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a holder's decision to exchange Depositary Shares for Debentures pursuant to the Exchange Offer. For a discussion of certain United States federal income tax considerations, some of which may also be relevant to non-United States persons, see "Certain United States Federal Income Tax Considerations".

  As used herein, "non-United States person" means any person who, for United States federal income tax purposes, is neither (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any State or of any of its territories or possessions or (iii) a domestic trust or estate.

  ALL HOLDERS OF DEPOSITARY SHARES THAT ARE NON-UNITED STATES PERSONS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OF DEPOSITARY SHARES FOR DEBENTURES AND THE OWNERSHIP AND DISPOSITION OF DEBENTURES RECEIVED IN THE EXCHANGE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

EXCHANGE OF DEPOSITARY SHARES FOR DEBENTURES

  Subject to the discussion of backup withholding below, if a holder that is a non-United States person certifies, in a manner and under arrangements satisfactory to the Company or other withholding agent, that the exchange of Depositary Shares for Debentures by such holder qualifies as a "sale or exchange", rather than as a dividend (see "Certain United States Federal Income Tax Considerations--Exchange of Depositary Shares for Debentures", above), the Company or such withholding agent will not withhold United States federal income tax on the issuance of Debentures to such holder. Such a holder generally will not be subject to United States federal income tax in respect of gain recognized on such exchange unless (i) such gain is effectively connected with a trade or business conducted by such non-United States person within the United States (in which case the branch profits tax may also apply if the holder is a foreign corporation), (ii) in the case of a non-United States person that is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the exchange and certain other conditions are satisfied, or (iii) the Company is or has been a "United States real property holding corporation" for United States federal income tax purposes at any time during the five-year period ending on the date of the exchange and, at any time during such five-year period, the holder either actually or constructively owned more than five percent of the Depositary Shares. The Company believes that it has not been a United States real property holding corporation at any time during the five-year period preceding the date of this Prospectus and does not anticipate becoming a United States real property holding corporation in the future.

  If a non-United States holder exchanges Depositary Shares for Debentures and does not certify, in a manner satisfactory to the Company or other withholding agent, that such exchange qualifies as a "sale or exchange" of the Depositary Shares, United States federal withholding tax will be withheld from the gross proceeds to such holder in an amount equal to 30% of such proceeds (including Debentures that such holder would otherwise have received) unless (i) such holder is eligible for a reduced withholding tax rate with respect to dividend income under the provisions of an income tax treaty and duly establishes its entitlement to the reduced rate, in which case the tax will be withheld at the reduced rate, (ii) such income is effectively connected with a trade or business conducted by such non-United States holder in the United States (and such holder provides a Form 4224 to the withholding agent), or (iii) such holder establishes that it is exempt from such tax (e.g., by providing the appropriate form certifying its status as a foreign government). A holder that is a non-United States person that is engaged in a trade or business in the United States generally will be taxed at ordinary United States federal income tax rates on a net income basis (and may be subject to the branch profits tax) with respect to such dividend.

  If the Company collects U.S. withholding tax on the exchange of Depositary Shares for Debentures, a non-United States holder may be eligible to obtain a refund of such tax from the IRS if it establishes that the exchange does not give rise to dividend income, as described above under "Certain United States Federal Income Tax Considerations--Exchange of Depositary Shares for Debentures" or otherwise establishes a complete or partial exemption from such withholding tax.

PAYMENTS ON DEBENTURES

  Subject to the discussion of backup withholding below, payments of principal and interest (including OID) on a Debenture by the Company or its agent (in its capacity as such) to a beneficial owner that is a non-United States person will not be subject to United States federal withholding tax; provided that (a) such person does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,
(b) such person is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership and (c) either (i) the beneficial owner certifies to the Company or its agent, under penalties of perjury, that it is not a United States person and provides its name and address on Form W-8 or its equivalent or (ii) a qualifying securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds the Debenture certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a qualifying intermediary and furnishes the payor with a copy thereof.

  If a beneficial owner of a Debenture who is a non-United States person is engaged in a trade or business within the United States and interest (including
OID) on the Debenture is effectively connected with the conduct of such trade or business, such beneficial owner may be subject to United States federal income tax on such interest (including OID) at ordinary United States federal income tax rates on a net basis (in which case the branch profits tax may also apply if the holder is a foreign corporation).

SALE OR EXCHANGE OF DEBENTURES

  Subject to the discussion of backup withholding below, any capital gain realized upon a sale or exchange of a Debenture (including upon retirement of a Debenture) by a beneficial owner who is a non-United States person ordinarily will not be subject to United States federal income tax unless (i) such gain is effectively connected with a trade or business conducted by such non-United States person within the United States (in which case the branch profits tax may also apply if the holder is a foreign corporation) or (ii) in the case of a non-United States person that is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the sale or exchange and certain other conditions are met.

FEDERAL ESTATE TAXES

  Debentures beneficially owned by an individual who at the time of death is neither a citizen nor a resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that (i) such holder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company and (ii) at the time of death the income from the Debentures would not have been effectively connected with the conduct by such individual of a trade or business within the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Information reporting on IRS Form 1099 OID and backup withholding at a rate of 31% will not apply to payments of principal and interest (including OID) made by the Company or a paying agent to a non-United States holder on a Debenture if the certification described in clause (c) under "--Payments on Debentures" above is received. However, interest (including OID) on a Debenture owned by a holder that is a non-United States person will be required to be reported annually on IRS Form 1042S.

  Payments of the proceeds of the sale by a holder that is a non-United States person of a Debenture made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States federal tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds of the sale of a Debenture to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                                 LEGAL MATTERS

  The validity of the Debentures offered hereby, will be passed upon for the Company by Shelby Yastrow, Senior Vice President, General Counsel and Secretary of the Company. Mr. Yastrow is a full-time employee of the Company and owns, and holds options to purchase, shares of the Company's Common Stock. Sonnenschein Nath & Rosenthal, Chicago, Illinois, will act on behalf of the Company as special tax counsel. Certain legal matters will be passed upon for the Dealer Managers by Cleary, Gottlieb, Steen & Hamilton, New York, New York. From time to time, Cleary, Gottlieb, Steen & Hamilton provides legal services to the Company.

                                    EXPERTS

  The consolidated financial statements of McDonald's Corporation included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, depositary receipts evidencing Depositary Shares and any other required documents should be sent by each holder of Depositary Shares or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses as set forth below:

                             The Exchange Agent Is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                By Mail:                     By Hand or Overnight Courier:
     (registered or certified mail                   Suite 4680-McD
              recommended)                     14 Wall Street, 8th Floor
   P.O. Box 2564, Mail Suite 4660-McD           New York, New York 10005
   Jersey City, New Jersey 07303-2565

                           By Facsimile Transmission
                       (For Eligible Institutions Only):
                               (201) 222-4720 or
                                 (201) 222-4721

                         Confirm Receipt by Telephone:
                                 (201) 222-4707


                           The Information Agent Is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                           (800) 628-8536 (Toll-Free)
                         (212) 269-5550 (Call Collect)

   Any questions or requests for assistance or additional copies of this Prospectus and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.


                The Dealer Managers for the Exchange Offer are:

          GOLDMAN, SACHS & CO.                    MERRILL LYNCH & CO.
            85 Broad Street                      World Financial Center
        New York, New York 10004                      North Tower
       (800) 828-3182 (Toll-Free)               New York, New York 10281
                                             (212) 236-4723 (Call Collect)


          MORGAN STANLEY & CO.
                INCORPORATED                      SALOMON BROTHERS INC
      1251 Avenue of the Americas               Seven World Trade Center
        New York, New York 10020                New York, New York 10048
  (800) 422-6464 ext. 6620 (Toll-Free)    (800) 221-7203 ext. 3738 (Toll-Free)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law (the "GCL") provides for indemnification of directors and officers against any legal liability (other than liability arising from derivative suits) if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify a director or officer in a derivative suit if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation unless the director or officer is found liable to the corporation (in which case a court may permit indemnity for such director or officer to the extent it deems proper).

  Article V of the Company's By-Laws provides that the Company shall indemnify and hold harmless each director and officer to the fullest extent permitted under the GCL, provided that the person seeking indemnification has met the applicable standard of conduct set forth in the By-Laws. Such indemnification could cover all expenses as well as liabilities and losses incurred by directors and officers. The Board of Directors has the authority by resolution to provide for other indemnification of directors and officers as it deems appropriate.

  The By-Laws further provide that the Company may maintain insurance at its expense to protect any director or officer against any expenses, liabilities or losses, whether or not the Company would have the power to indemnify such director or officer against such expenses, liabilities or losses under the GCL. Pursuant to this provision, the Company maintains insurance against any liability incurred by its directors and officers in defense of any action in which they are made parties by reason of their positions as directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      EXHIBIT
      NUMBER                      DOCUMENT DESCRIPTION
      -------                     --------------------
      4.1      Form of Indenture between McDonald's Corporation and First
               Fidelity Bank, National Association, as Trustee
      4.2      Form of Subordinated Deferrable Interest Debenture
      5.1      Opinion and Consent of Shelby Yastrow, Senior Vice Presi-
               dent, General Counsel and Secretary of the Company
      8.1      Tax Opinion and Consent of Sonnenschein Nath & Rosenthal
     12.1*     Statement re: Computation of Ratios of Earnings to Fixed
               Charges
     23.1      Consent of Ernst & Young LLP, independent auditors
     23.2      Consent of Shelby Yastrow, Senior Vice President, General
               Counsel and Secretary of the Company, included in Exhibit
               5.1
     23.3      Consent of Sonnenschein Nath & Rosenthal, included in Ex-
               hibit 8.1
     24.1      Powers of Attorney (set forth on page II-4 of this Regis-
               tration Statement)
     25.1      Statement of Eligibility and Qualification on Form T-1 of
               First Fidelity Bank, National Association, as Trustee
     99.1**    Form of Dealer Manager Agreement
     99.2      Form of Exchange Agent Agreement
     99.3**    Form of Letter of Transmittal
     99.4**    Form of Notice of Guaranteed Delivery
     99.5**    Form of Letter to Brokers, Dealers, Commercial Banks,
               Trust Companies and other Nominees
     99.6**    Form of Letter from Brokers, Dealers, Commercial Banks,
               Trust Companies and other Nominees to their clients

- --------
* Exhibit 12.1 above was previously filed as Exhibit 12 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and is incorporated herein by reference.
**To be filed by Amendment.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

      (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (d) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (f) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (g) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (h) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 20 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE VILLAGE OF OAK BROOK, AND STATE OF ILLINOIS, ON THE 14TH DAY OF APRIL, 1995.

                                          McDONALD'S CORPORATION

                                                   /s/ Jack M. Greenberg
                                          By___________________________________
                                                     Jack M. Greenberg
                                              Vice Chairman, Chief Financial
                                                   Officer and Director

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack M. Greenberg, Michael L. Conley, Shelby Yastrow and Carleton D. Pearl, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 14th day of April, 1995.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


            /s/ Hall Adams, Jr.             Director
___________________________________________
              Hall Adams, Jr.

        /s/ Robert M. Beavers, Jr.          Senior Vice President and Director
___________________________________________
          Robert M. Beavers, Jr.

          /s/ James R. Cantalupo            President and Chief Executive Officer--
___________________________________________  McDonald's International and Director
            James R. Cantalupo

            /s/ Gordon C. Gray              Director
___________________________________________
              Gordon C. Gray

           /s/ Jack M. Greenberg            Vice Chairman, Chief Financial Officer and
___________________________________________  Director
             Jack M. Greenberg


                 SIGNATURE                                     TITLE
                 ---------                                     -----
           /s/ Donald R. Keough             Director
___________________________________________
             Donald R. Keough

            /s/ Donald G. Lubin             Director
___________________________________________
              Donald G. Lubin

           /s/ Andrew J. McKenna            Director
___________________________________________
             Andrew J. McKenna

          /s/ Michael R. Quinlan            Chairman, Chief Executive Officer and
___________________________________________  Director
            Michael R. Quinlan

            /s/ Edward H. Rensi             President and Chief Executive Officer--
___________________________________________  McDonald's U.S.A. and Director
              Edward H. Rensi

             /s/ Terry Savage               Director
___________________________________________
               Terry Savage

            /s/ Paul D. Schrage             Senior Executive Vice President, Chief
___________________________________________  Marketing Officer and Director
              Paul D. Schrage

           /s/ Ballard F. Smith             Director
___________________________________________
             Ballard F. Smith

                                            Director
___________________________________________
              Roger W. Stone

          /s/ Robert N. Thurston            Director
___________________________________________
            Robert N. Thurston

            /s/ Fred L. Turner              Senior Chairman and Director
___________________________________________
              Fred L. Turner

         /s/ B. Blair Vedder, Jr.           Director
___________________________________________
           B. Blair Vedder, Jr.

           /s/ Michael L. Conley            Senior Vice President and Controller
___________________________________________
             Michael L. Conley
